UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-1/A-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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JEWETT-CAMERON TRADING COMPANY LTD.

(Exact name of registrant as specified in its charter)

British Columbia	50-31	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(IRS Employer Identification No.)

32275 N.W. Hillcrest

North Plains, Oregon 97133

(503) 647-0110

 (Address, including Zip Code, and Telephone Number,

Including Area Code, of Registrant's Principal Executive Offices)

Charles Cleveland

Suite 304

Rock Point Centre

Spokane, Washington 99201

 (509) 326-1029

(Name, Address, including Zip Code, and Telephone Number,

including Area Code, of Agent for Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of

1933, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

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Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum Aggregate Offering price	Amount of Registration Fee

Common Stock, no par value	500,000	$10.00	$5,000,000	$293.15

Total	500,000		$5,000,000	$293.15

[1]

Pursuant to Rule 457(g) under the Securities Act of 1933, the registration fee is based on the common stock issuable upon the completion of this offering.

[2]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER AND SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION

Prospectus

500,000 shares of common stock at $10 per share

, 2006

Jewett-Cameron Trading Company Ltd.

32275 N.W. Hillcrest

North Plains, Oregon 97133

(503) 647-0110

Our common shares are traded on the NASDAQ Small Cap Market under the symbol JCTCF and on the Toronto Stock Exchange under the symbol JCT.

This prospectus relates to our sale of 500,000 shares of common stock to the public.

We will receive $5,000,000 from the sale of this stock before paying expenses of $125,000.  All dollar amounts referred to in this prospectus are in U.S. dollars, unless specified in Canadian.

We are not required to sell any specific number of shares or dollar amount but we will use our best efforts to sell the shares. We have not made any arrangements to put investors money into any escrow or similar account. The money raised will go directly to us.

We will  end  the offering when we have  sold all of the offered common stock, but no later than   January 5 2007.

Investing in our common stock involves a high degree of risk.

See “ Risk Factors” beginning on page 7.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is

.

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TABLE OF CONTENTS

Summary Information	5
Risk Factors	7
Forward Looking Statements Use of Proceeds	8 9
Dividend Policy	9
Determination of Offering Price	9
Dilution Capitalization	9 12
Selling Security Holders	12
Plan of Distribution	12
Description of Securities	14
Our Business	16
Legal Proceedings	20
Market Information	21
Selected Financial Data	22
Management’s Discussion and Analysis of Operations	23
Quantitative and Qualitative Disclosures about Market Risk	32
Directors, Executive Officers, Promoters and Control Persons	32
Security Ownership of Certain Beneficial Owners and Management	36
Certain Relationships and Related Transactions	37
Legal Matters	37
Experts	37
Where You Can Find More Information	37
Enforceability of Civil Liabilities under United States Federal Securities Laws and Other Matters	38
Federal Tax Considerations to Non-United States Holders Index to Financial Statements	38 41

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

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SUMMARY INFORMATION

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully before buying shares in this offering.

Our Company

We were incorporated in British Columbia, Canada, on July 8, 1987, as a holding company for Jewett-Cameron Lumber Corporation (“JCLC”).  We acquired all of the shares of JCLC through a stock-for-stock exchange on July 13, 1987, and at that time Jewett-Cameron Lumber Corporation became a wholly owned subsidiary of ours.  At this time we have no assets in Canada or have any Canadian directors.

Jewett-Cameron Lumber Corporation ("JCLC") was incorporated in the state of Oregon, USA, in September 1953.  During the next 31 years it developed a good reputation as a small lumber wholesaler based in Portland, Oregon.  In September 1984, the original stockholders sold their interest in the corporation to a new group of investors and two of those investors, Donald M. Boone, our President, and Michael Nasser, our Corporate Secretary, are active in our company today.

We acquired Material Supply International ("Material Supply") in early 1986 and it became a wholly owned subsidiary of Jewett-Cameron Lumber Corporation.  MSI-PRO CO. was incorporated in Oregon, USA. We import and distribute   pneumatic air tools and industrial clamps through MSI-PRO CO.

We bought some of the assets of a company called, AgriBioTech Inc. about three and a half years ago. These assets were a group of buildings; thirteen plus acres of land; and, some miscellaneous equipment. These assets were located at 31345 N.W. Beach Road in Hillsboro, Oregon. We are presently using this facility for seed and grain processing and storage. In October 2000 we incorporated a company that we called Jewett-Cameron Seed Company. Jewett-Cameron Seed Company was formed around the assets, which we purchased from AgriBioTech Inc. Today Jewett-Cameron Seed Company is a wholly owned subsidiary of Jewett-Cameron Lumber Corporation and we store, process and sell seed and grain there.

Our wholly owned subsidiary, Greenwood Products, Inc. was incorporated in Oregon, USA in February 2002. We formed this company after Jewett Cameron Lumber Corporation acquired some of the assets of Greenwood Forest Products, Inc. of Portland, Oregon.  This business involves the processing and distribution of industrial wood and other specialty building products, principally to original equipment manufacturers, primarily in the transportation and recreational boating industries in the United States.  Approximately half of GPI’s sales are attributable to the recreational boating industry and are generally stronger during the winter months.  The value-added-nature of our wood components are that they will resist rust, rot and flame.  They also reduce sound and have a high degree of structural strength per pound.

In this prospectus “we,” “us” and “our” refer to Jewett-Cameron Trading Company Ltd and its direct and indirect subsidiaries.

THE OFFERING

Common stock offered by Us [1] and the price	500,000 shares @ $10.00 per share

Common stock to be outstanding immediately after this offering [1]	2,032,359 shares

Use of Proceeds	We expect to use the net proceeds we will receive from this offering for reduction of our current debt level. Our use of proceeds is more fully described under “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

Dividend Policy	We have not paid any dividends and do not anticipate that we will do so in the foreseeable future. See “Description of Securities” for more information.

Nasdaq National Small Cap Market symbol	JCTCF

[1]

The number of shares of common stock to be outstanding upon completion of this offering is based on 1,465,858 shares of common stock outstanding as of August 31, 2005, together with the exercise of options to acquire 52,000 shares.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

You should read the summary consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus. The summary consolidated financial data at and for the fiscal years ended August 31, 2005, 2004, 2003, 2002, 2001 and 2000 are derived from our consolidated financial statements. Basic earnings per share is computed using the weighted average number of shares of common stock. Book value per share excludes the effect of any outstanding stock options. Results for past periods are not necessarily indicative of results that may be expected for any future period.

At or for the Years Ended August 31,

	2005	2004	2003	2002	2001	2000

	Audited	Audited	Audited	Audited	Audited	Audited

Revenue	$74,617	$71,335	$55,369	$43,625	$22,113	$24,494
Gross Profit	$9,289	$8,240	$7,708	$7,118	$4,232	$3,866
Net Income	$931	$567	$294	$837	$712	$609
Basic Earnings per Share	$0.63	$0.39	$0.20	$0.56	$0.48	$0.40
Diluted Earnings per Share	$0.60	$0.37	$0.19	$0.53	$0.46	$0.38

Dividends per Share	-0-	0	0	0	0	0
Basic Average Shares (000)	1,479	1,464	1,468	1,503	1,483	1,531
Diluted Average Shares (000)	1,548	1,527	1,537	1,579	1,535	1,581

Working Capital	$8,996	$5,546	$7,371	$4,383	$3,666	$4,609
Long-Term Debt	$2,141	Ni.l	$2,262	0	0	0
Shareholders’ Equity	$9,514	$8,384	$7,791	$7,417	$6,694	$6,150
Total Assets	$17,538	$19,926	$18,513	$14,402	$7,677	$6,937

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this Prospectus before you decide to invest in our common stock. There is a great deal of risk involved.  Any of the following risks could affect our business, its financial condition, its potential profits or losses and could result in you losing your entire investment if our business became insolvent. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those not presently known to us or that we currently deem immaterial, also may result in decreased revenues, increased expenses or other events which could result in a decline in the price of our common stock.

We may decide to acquire assets or enter into business combinations, which could be paid for, either wholly or partially with our common stock and if we decide to do this our current shareholders would experience dilution in their percentage of ownership.

Our bylaws give our Board of Directors the right to enter into any contract without the approval by our shareholders. Therefore, our Management could decide to make an investment (buy shares, loan money, etc.) without shareholder approval.  If we acquire an asset or enter into a business combination, this could include exchanging a large amount of our common stock, which could dilute the ownership interest of present stockholders.

Future stock distributions could be structured in such a way as to be diluting to our current shareholders.

If we raise additional funds by selling more of our stock, the new stock may have rights, preferences or privileges senior to those of the rights of our existing stock. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders.  The result of this would be a lessening of each present stockholder’s relative percentage interest in our company. This condition is often referred to as “dilution”.

We could experience a decrease in the demand for our products resulting in lower sales volumes, which would give us less capital with which to operate.

In the past we have experienced decreasing annual sales in the areas of home improvement products (sold thru JCLC) and industrial tools. The reasons for this can be generally attributed to worldwide economic conditions, specifically those pertaining to lumber prices; demand for industrial tools; and, consumer interest rates. If economic conditions continue to worsen or if consumer preferences change, we could experience a significant decrease in profitability.

Production time and the overall cost of our products could increase resulting in lower profit margins for our products if any of our primary suppliers are lost or if any of them increased their prices of raw materials.

Our manufacturing operation, which consists of cutting fencing material to specific sizes and shapes, depends upon obtaining adequate supplies of lumber on a timely basis.  If these supplies of lumber were not received on a timely basis, we could experience lower profit margins and possibly lose sales of these products.

Our shareholders could experience significant dilution if we issue our authorized preferred shares.

We are authorized to issue up to 10,000,000 shares of preferred stock, without par value per share.  Our preferred stock may bear such rights and preferences, including dividend and liquidation preferences, as our board of Directors may decide.  Any such preferences may operate to the detriment of the rights of the holders of the Common Stock and would cause dilution to these shareholders.

Future stock distributions could cause a change of control to new investor(s).

Although we do not currently contemplate any offerings in the near future, we may consider a future financing that, could result in a majority of the voting power being transferred to new investor (s). The result would be that the new shareholder (s) would control our company and persons unknown could replace current management.

Our significant customers represent 38% of our business and if we lost them it could be possible for us to experience a significant decrease in sales.

Our top ten customers represent 28% of our business.  If these customers were lost and could not be replaced, we would experience a significant decrease in sales and would have to cut back our operations.

We could experience delays in the delivery of our products causing us to lose business.

We purchase our products from other vendors and a delay in shipment from these vendors to us could cause significant delays in our delivery to our customers. This could result in a decrease in sales orders to us and we would experience a loss in profitability.

We could lose our bank credit agreement and this could result in our not being able to pay our creditors.

We have a line of credit with U.S. Bank in the amount of $8 million. We are currently in compliance with the requirements of our existing line of credit. If we lost this credit it could become impossible to pay some of our creditors on a timely basis.

There is no minimum number of shares that must be sold in this offering and, consequently, our outstanding long-term indebtedness of $8,024,238  may not be reduced by the maximum amount of proceeds we could receive from this offering.

We have not established a minimum amount of proceeds that we must receive in the offering before any proceeds may be accepted. Once accepted, the funds will be deposited into an account maintained by us and considered our general assets. None of the proceeds will be placed in any escrow, trust or other arrangement; therefore, there are no investor protections for the return of subscription funds once accepted.

Although we currently have no Canadian Assets or Canadian Directors, if we do, you may be without any ability to sue us for violating U.S. Securities Laws and even if you can, you probably will not recover any money

We are a Canadian company. At the current time we have no directors and officers who live outside the United States nor do we have any assets in Canada or any foreign country. However, if we ever have any foreign assets or directors and officers who live outside the United States, and whose assets may be be located outside the United States it will be difficult for you to serve us or our foreign directors with a lawsuit in the United States. You probably could not recover any money  if you were to get a judgment, including judgments based on  violations of U.S. federal securities laws. It is extremely difficult for an investor to enforce a judgement obtained in U.S. Courts against a foreign person or business since Canadian law typically requires the suit to be brought in the appropriate Canadian Court. Further, you cannot sue us or our non-U.S. Directors in Canada for violation of U.S. federal securities laws since those laws  do not have force of law in Canada.

FORWARD-LOOKING STATEMENTS

The statements included in this Prospectus regarding future financial performance and results and the other statements that are not historical facts are forward-looking statements. You can identify forward-looking statements by terminology including “could,” “may,” “will,” “should,” “except,” “plan,”  "expect," "project," "estimate," "predict," "anticipate," "believes", "intends", and the negative of these terms or other comparable terminology. Such statements are based upon our current expectations and involve a number of risks and uncertainties and should not be considered as guarantees of future performance. These statements include, without limitation, statements about our market opportunity, our growth strategy, competition, expected activities and future acquisitions and investments and the adequacy of our available cash resources. These statements may be found in the sections of this prospectus entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Readers are cautioned not to place undue reliance on these forward looking statements.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of 500,000 shares of our common stock in this offering, based upon an assumed offering price of $10.00 per share, will be $4,875,000.  We estimate that our costs associated with this offering will be $125,,000, which includes legal, accounting and printing expenses.

We intend to use the net proceeds of this offering to reduce our level of debt.  Our level of bank debt   was $546,000 at December 12, 2005. Our total level of debt, as of August 31, 2005, was $8,024,238.

DIVIDEND POLICY

Our board of directors has never declared a cash dividend. We do not have any present intent to pay any cash dividends. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business condition and other factors that our board of directors may deem relevant.

 DETERMINATION OF OFFERING PRICE

The Offering price of the Common Shares was arbitrarily determined by us.  The factors considered in determining the Offering price were our financial condition and prospects, our operating history and the general condition of the securities market.  The Offering price is not an indication of and is not based upon our actual value. It bears no relationship to the current market price for our common stock, our book value, assets or earnings or any other recognized criteria of value.  The Offering price should not be regarded as an indicator of the future market price of our securities.

 DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price of our common stock in this offering and the pro forma book value of our common stock immediately after completing this offering.  The net tangible book value of our common stock as of August 31, 2005 was $9,514,120 or $6.21 per share. (Post-split)    The historical net tangible book value per share of our common stock is the difference between our net tangible assets and our liabilities, divided by the number of common shares outstanding.

Our pro forma net tangible book value as of August 31, 2005 was approximately $9,638,795 or approximately $6.08 per share, after giving effect to the exercise of share purchase options to purchase an aggregate of 52,500 shares of common stock by cash payment of $124,675. Pro forma net tangible book value per share represents the amount of our total net tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding before giving effect to the sale of the shares of our common stock in this offering.

Dilution if 100% of the Offering is sold

After giving effect to the sale of the 500,000 shares of common stock in this offering, at an assumed public offering price of $10.00 per share, less the estimated expenses of the offering, our pro forma net tangible book value per share as of August 31, 2005 would have been $7.08 if none of the stock options had been exercised and $6.79 if all of the stock options had been exercised. This represents an immediate increase in net tangible book value per share fully diluted of $0.58 to existing shareholders and immediate dilution in net tangible book value of $3.21 per share to new investors purchasing our common stock in the offering at the public offering price. The following table illustrates the per share dilution option:

Assumed public offering price		$10.00
Net tangible book value per share	$7.08
Decrease per share attributable to assumed exercise of share purchase options	$0.29

Pro forma net tangible book value per share before this offering	$5.81
Increase in pro forma net tangible book value per share attributable to this offering	$0.98

Pro forma net tangible book value per share after this offering		$6.79

Dilution in pro forma net tangible book value per share to new investors in this offering.		$3.21

The following table summarizes the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by new investors in this offering, before deducting the estimated expenses of the offering.

	Shares Purchased		Total Consideration

	Number	Percentage	Amount	Percentage	Average Price per Share
Existing stockholders	1,532,359	75.39%	$2,001,104	28.58%	$1.31
New investors in this offering	500,000	24.61%	$5,000,000	71.42%	$10.00

Total	1,979,859	100%	$6,883,604	100%

The share data in the table above is based on shares outstanding as of August 31, 2005 (but includes 52,500 shares issued pursuant to stock options after August 31, 2005, for which funds were received in advance).

Dilution if 50% of the Offering is sold

After giving effect to the sale of the 250,000 shares of common stock in this offering, at an assumed public offering price of $10.00 per share, less the estimated expenses of the offering, our pro forma net tangible book value as of August 31, 2005 would have been $6.67 if none of the stock options had been exercised and $6.37 if all of the stock options had been exercised. This represents an immediate increase in net tangible book value per share fully diluted of $0.16 to existing shareholders and immediate dilution in net tangible book value of $3.63 per share (fully diluted) to new investors purchasing our common stock in the offering at the public offering price. The following table illustrates the per share dilution if 50% of the offering is sold:

Assumed public offering price		$10.00
Net tangible book value per share	$6.67
Decrease per share attributable to assumed exercise of share purchase options	$0.30

Pro forma net tangible book value per share before this offering	$5.81
Increase in pro forma net tangible book value per share attributable to this offering	$0.56

Pro forma net tangible book value (fully diluted) per share after this offering		$6.37

Dilution in pro forma net tangible book value per share to new investors in this offering.		$3.63

The following table summarizes the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by new investors in this offering, before deducting the estimated expenses of the offering.

	Shares Purchased		Total Consideration

	Number	Percentage	Amount	Percentage	Average Price per Share
Existing stockholders	1,532,359	85.97%	$2,001,104	44.45%	$1.31
New investors in this offering	250,000	14.03%	$2,500,000	55.55%	$10.00

Total	1,782,359	100%	$4,501,014	100%

The share data in the table above are based on shares outstanding as of August 31, 2005.  (but includes 52,500 share issued pursuant to stock options after August 31, 2005, for which funds were received in advance).

Dilution if 10% of the Offering is sold

After giving effect to the sale of the 50,000 shares of common stock in this offering, at an assumed public offering price of $10.00 per share, less the estimated expenses of the offering, our pro forma net tangible book value as of  August 31, 2005 would have been $6.25 if none of the stock options had been exercised and $5.93 if all of the stock options had been exercised. This represents an immediate decrease in net tangible book value per share fully diluted of $0.27 to existing shareholders and immediate dilution in net tangible book value of $4.07 per share (fully diluted) to new investors purchasing our common stock in the offering at the public offering price. The following table illustrates the per share dilution if 10% of the offering is sold:

Assumed public offering price		$10.00
Net tangible book value per share	$6.25
Decrease per share attributable to assumed exercise of share purchase options	$0.00

Pro forma net tangible book value per share before this offering	$5.81
Increase in pro forma net tangible book value per share attributable to this offering	$0.44

Pro forma net tangible book value (fully diluted) per share after this offering		$6.25

Dilution in pro forma net tangible book value per share to new investors in this offering.		$4.07

The following table summarizes the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by new investors in this offering, before deducting the estimated expenses of the offering.

	Shares Purchased		Total Consideration

	Number	Percentage	Amount	Percentage	Average Price per Share
Existing stockholders	1,532,359	96.84%	$2,001,104	80.00%	$1.31
New investors in this offering	50,000	3.16%	$ 500,000	20.00%	$10.00

Total	1,582,359	100%	$2,501,104	100%

The share data in the table above are based on shares outstanding as of August 31, 2005.  (but includes 52,500 share issued pursuant to stock options after August 31, 2005, for which funds were received in advance).

CAPITALIZATION

The following table shows our capitalization, as of August 31, 2005. Since that time 52,500 share purchase options were exercised by the President of the Company, Donald M. Boone.

·	on an actual basis, unadjusted for any exercise of outstanding options, and

·

on an as adjusted basis to reflect the issue and sale of  500,000 shares of common stock by us in this offering at an assumed initial offering price of $10.00  per share less estimated  offering expenses payable by us.

You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Actual (As of August 31, 2005)	As Adjusted

Cash and cash equivalents	$609,944	$5,609,944
Debt	$8,024,238	$8,024,238

Stockholders’ Equity:
Capital Stock	$1.883,265	$6,883,604
Additional Paid-in Capital	$583,211	$583,211
Retained Earnings	$6,929,805	$6,929,805
Subscriptions Received in Advance	$117,500	$117,500
Treasury Stock	Nil	Nil

SELLING SECURITY HOLDERS

There are no Selling Shareholders in this offering.

 PLAN OF DISTRIBUTION

This is not an underwritten offering and we are not required to sell our shares.

We are offering the shares on a "best efforts" basis directly through our officers and directors, who will not receive any commissions or other remuneration of any kind for selling shares in this offering, other than reimbursement of offering expenses incurred by them. The only officers and directors who will be selling the stock on behalf of our company are Donald M. Boone, President/Director and Michael Nasser, Secretary. This offering will commence promptly after the effectiveness of the registration statement of which this prospectus is a part. This offering will be made on a continuous basis for a period of 90 days, unless extended by us in our sole discretion, for up to an additional 90 days. We may terminate this offering earlier if we sell all of the shares being offered or we decide to cease selling efforts.

 This offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the shares offered under this prospectus. We may sell shares from time to time in one or more transactions directly by us or, alternatively, we may offer the shares through brokers or sales agents, who may receive compensation in the form of commissions or fees. (We would expect to hire broker-dealers to sell shares in the offering if they express an interest in doing so and we are unable to sell the offering on our own) We may also hire licensed broker-dealers (“Agents”) to sell these shares on a “best efforts” basis if they express an interest in doing so.  There are no underwriters involved in this offering.  If we retain Agents to sell these shares, we will pay the Agents a selling commission of up to 10% of the gross offering proceeds attributable to the shares, which they sell.  We and any Agents, which we might hire, will indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933. Any broker, dealer or sales agent that participates in the distribution of shares may be deemed to be an underwriter, and any profits on the sale of the shares by any such broker, dealer or sales agent and any commissions and fees received by any such broker, dealer or sales agents may be deemed to be underwriting compensation under the Securities Act.

We will  end  the offering when we have  sold all of the offered common stock, but no later than   January 5, 2007.

 The shares may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the shares only in the states in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those states. We will not qualify our offering  in any states but Washington and Oregon. To comply with the securities laws of certain jurisdictions, as applicable, the shares may be required to be offered and sold only through registered or licensed brokers or dealers. If such registered or licensed brokers or dealers are engaged, the total commission and fees paid to such brokers and dealers in connection with the sale of shares will not exceed 10% of the selling price of the shares.

In connection with their selling efforts in the offering, our officers and directors will not register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934, but rather will rely upon the "safe harbor" provisions of Rule 3a4-1 under the Exchange Act. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer's securities. The conditions to obtaining this exemption include the following:

• None of the selling persons are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of participation;

• None of the selling persons are compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

• None of the selling persons are, at the time of participation, an associated person of a broker or dealer, and

• All of the selling persons meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform or are intending primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities, and (B) are not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and (C) do not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on this rule.

In addition, in connection with this offering, licensed broker-dealers who are hired may engage in passive market making transactions in our common stock on Nasdaq immediately prior to the commencement of the offering in accordance with Regulation M. Passive market making presently consists of displaying bids on Nasdaq limited by the bid prices of market makers not connected with such offering and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited in amount to 30% of the passive market maker's average daily trading volume in our common stock during the period of the two full consecutive calendar months prior to the determination of the offering price in connection with a sale pursuant to this prospectus and must be discontinued when such limit is reached. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.  Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If a licensed broker-dealer commences passive market making transactions, the broker-dealer may discontinue them at any time.

 We have not established a minimum amount of proceeds that we must receive in the offering before any proceeds may be accepted. We cannot assure you that all or any of the shares offered under this prospectus will be sold. No one has committed to purchase any of the shares offered. We reserve the right to withdraw, cancel or modify this offer and to accept or reject any subscription in whole or in part, for any reason or for no reason. Subscriptions will be accepted or rejected promptly. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Any accepted subscriptions will be made on a rolling basis. Once accepted, the funds will be deposited into an account maintained by us and considered our general assets. Subscription funds will not be placed into escrow, trust or any other similar arrangement. There are no investor protections for the return of subscription funds once accepted. Certificates for shares purchased will be issued and distributed by our transfer agent within 10 business days after a subscription is accepted and "good funds" are received in our account. Certificates will be sent to the address supplied in the investor subscription agreement by certified mail. Subscribers will not be considered shareholders until they are issued stock certificates.

 Our officers, directors, existing stockholders and affiliates may purchase shares in this offering and there is no limit to the number of shares they may purchase.

An agreement to purchase the Common Shares offered hereby (the “Subscription Agreement”) accompanies this Prospectus.  Subject to availability and our right to reject subscriptions, in whole or in part, for any reason, Common Shares may be subscribed for by completing, executing and returning the Subscription Agreement, together with payment for all shares subscribed for, to Jewett-Cameron Trading Company Ltd., P.O. Box 1010, North Plains, Oregon 97133.  Our acceptance of a subscription shall be evidenced solely by the delivery to the subscriber of a written confirmation of sale.  Our receipt of a Subscription Agreement and/or deposit by the Company of payment for the subscribed shares as described below shall constitute acceptance of a subscription.

Warranties by Subscribers

By signing the Subscription Agreement each investor is representing and warranting to us that he or she has indicated his or her true state of legal residence.

We will reject subscription agreements received, if any, from residents of these states where we are not authorized to sell the Common Shares.  The warranty given by each subscriber indicating the subscriber’s true state of legal residence will assist us in complying with state securities laws.  We might assert our rights under this warranty if a misrepresentation by a subscriber results in us selling shares of stock in a state in which we are not permitted to sell such shares. A subscriber does not waive any rights under the federal securities laws by executing the Subscription Agreement.

Termination of Offering

We can terminate this Offering at any time prior to the sale of all 500,000 Common Shares offered hereby.

 DESCRIPTION OF SECURITIES

Our common stock is issued in registered form.  Computershare Investor Services, Inc. (located in Vancouver, British Columbia, Canada) is our registrar and transfer agent.

We completed a three for two stock split on February 26, 2003.  All references in this document to per share prices and the number of shares refer to post-split data unless otherwise indicated.

Our common shares trade on the NASDAQ Small Capital stock exchange in the United States. Our stock trades under the symbol "JCTCF" and CUSIP# 47733C-20-7.  Our common stock began trading on NASDAQ in April 1996.

Our common shares also trade on the Toronto Stock Exchange that is located in Toronto, Ontario, Canada, under the trading symbol "JCT".  Our common stock started trading on the Toronto Stock Exchange in February 1994.

There are no restrictions that limit our ability to pay dividends on our common stock.  We have not declared any dividends since incorporation and we do not anticipate that we will do so in the foreseeable future.  Our present policy is to retain future earnings for use in the operations and expansion of our business.

If dividends were to be paid, Canadian law states that in the case of dividends paid to residents not of Canada, the Canadian tax is withheld, which means only the net amount to the shareholder is paid.  Article X of the Tax Convention provides that the rate of tax on dividends paid to residents of the United States is generally limited to 15% of the gross dividend (or 10% in the case of certain corporate shareholders owning at least 10% of the Registrant’s voting shares).  In the absence of the treaty provisions, the rate of Canadian withholding tax imposed on non-residents is 25% of the gross dividend.  Stock dividends received by non-residents from the Registrant are taxable by Canada as ordinary dividends.

Upon the completion of this offering, our authorized capital stock will not change. Our outstanding shares will increase to 1,965,585 shares of common stock outstanding . Prior to this offering, we had 1,465,858 shares of common stock outstanding held by 30 registered shareholders.

Our authorized capital consists of 20,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share, all of which shares of preferred stock are undesignated. We had no shares of preferred stock outstanding.

COMMON STOCK

 Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate, and issue in the future.

PREFERRED STOCK

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock and to designate the rights, preferences and privileges of each series of preferred stock, which may be greater than the rights attached to the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

·	restricting dividends on the common stock,

·	diluting the voting power of the common stock,

·	impairing the liquidation rights of the common stock, or

·	delaying or preventing a change of control of our company.

There are currently no shares of preferred stock outstanding.

There are currently no warrants outstanding.

OPTIONS

We can grant stock options to our directors and employees.

Under the rules of the Ontario Securities Commission we can grant stock options for up to 10% of the number of shares that are outstanding at the time. We cannot; however, give any one person more stock options than 5% of the shares outstanding. The stock option price must be equal to the fair market value of the stock on the day we grant the options. (This value is subject to a 10% discount, which is mandated by the Ontario Securities Commission.)

Currently there are no shares reserved for issuance pursuant to outstanding warrants, rights or convertible securities.  We  have 52,500 share purchase options outstanding.

ANTI-TAKEOVER PROVISIONS

Some provisions of our certificate of incorporation and bylaws, may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in one’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

The terms of certain provisions of our certificate of incorporation and bylaws may have the effect of discouraging a change in control. Such provisions include the requirement that all stockholder action must be effected at a duly-called annual meeting or special meeting of the stockholders and the requirement that stockholders follow an advance notification procedure for stockholder business to be considered at any annual meeting of the stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude, delay or discourage stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Stockholder Action; Special Meeting of Stockholders

Our certificate of incorporation eliminates the ability of stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by our Chairman of the Board, Chief Executive Officer, President, a majority of our directors or committee of the board of directors specifically designated to call special meetings of stockholders. These provisions may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to effect a change in our control or change in our management by means of a proxy contest, tender offer, merger or otherwise.

Charter Amendments

British Columbia law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage.

OUR BUSINESS

General Development of Business

We were incorporated in British Columbia, Canada, on July 8, 1987, as a holding company for Jewett-Cameron Lumber Corporation (“JCLC”).  We acquired all of the shares of JCLC through a stock-for-stock exchange and on July 13, 1987 Jewett-Cameron Lumber Corporation became a wholly owned subsidiary of ours.

Jewett-Cameron Lumber Corporation was incorporated in the state of Oregon, USA, in September 1953.  During the next 31 years it developed a good reputation as a small lumber wholesaler based in Portland, Oregon.  In September 1984, the original stockholders sold their interest in the corporation to a new group of investors.  Two of these investors, Donald Boone and Michael Nasser, are now associated with our company.  Donald Boone is our President and Michael Nasser is our Secretary.

Jewett-Cameron Lumber Corporation purchased another company, Material Supply International ("Material Supply") in early 1986.  MSI-PRO CO., incorporated in April 1996, is a successor to that company. It is a wholly owned subsidiary of Jewett-Cameron Lumber Corporation and imports and distributes pneumatic air tools and industrial clamps under the name “MSI-PRO CO.”.

Our wholly owned subsidiary, Jewett-Cameron South Pacific Ltd. ("JCSP") was incorporated in the Kingdom of Tonga in July 1990.  We closed our operations in Tonga in 2001.

A second wholly owned subsidiary of Jewett Cameron Lumber Corporation is Jewett-Cameron Seed Company (“JCSC”), incorporated in Oregon, USA in October 2000. We formed Jewett-Cameron Seed Company after we acquired certain assets of another company called AgriBioTech Inc. The assets that we acquired are located at 31345 N.W. Beach Road in Hillsboro, Oregon. The assets that we purchased were thirteen plus acres of land; 105,000 square feet of buildings; rolling stock; and, equipment.  We use this facility for seed and grain processing, storage and brokerage.  We now operate this business as a seed and grain processing, storage and brokerage business.

Our third wholly owned subsidiary, Greenwood Products, Inc. was incorporated in Oregon, USA in February 2002. We formed this company after Jewett Cameron Lumber Corporation acquired some of the assets of Greenwood Forest Products, Inc. of Portland, Oregon.  This business involves the processing and distribution of industrial wood and other specialty building products, principally to original equipment manufacturers, primarily in the transportation and recreational boating industries in the United States.  Approximately half of GPI’s sales are attributable to the recreational boating industry and are generally stronger during the winter months.  The value-added-nature of our wood components are that they will resist rust, rot and flame.  They also reduce sound and have a high degree of structural strength per pound.

Financial Information About Business Segments

The table below summarizes certain financial information about our subsidiaries for the past three years.

SALES	2005	2004	2003
Industrial Wood Products (Greenwood Products)	$55,381,407	$52,724,000	$44,195,963
Building Materials (JCLC)	$13,328,794	$12,764,651	$7,063,507
Industrial Tools	1,083,180	$1,000,135	$878,966
Seed Processing & Sales	$4,824,080	$4,846341	$3,230,151
Total	$74,617,461	$71,335,127	$55,368,587

INCOME (LOSS) from OPERATIONS
Industrial Wood Products (Greenwood Products)	$1,625,143	$1,668,685	$730,781
Building Materials (JCLC)	(156,902)	($581,070)	($124,928)
Industrial Tools	120,238	$89,941	$103,362
Seed Processing & Sales	(9,629)	$91,741	$46,114
General Corporate	(52,968)	($50,123)	($16,003)
Total	$1,525,882	$1,219,174	$739,326

IDENTIFIABLE ASSETS
Industrial Wood Products (Greenwood Products)	$9,634,991	$12,997,448	$9,177,682
Building Materials (JCLC)	$6,136,133	$5,571,313	$7,027,843
Industrial Tools	$98,806	$92,541	$95,885
Seed Processing & Sales	$1,467,309	$1,255,379	$2,201,094
General Corporate	201,119	$9,302	$10,121
Total	$17,538,358	$19,925,983	$18,512,625

Narrative Description of Business

The following is a description of our business.

Industrial Wood Products

Greenwood Products Inc.

Our subsidiary Greenwood Products Inc operates out of  their facilities in Tiagard, Oregon . This portion of our business i nvolves the processing and distribution of industrial wood and other specialty building products, principally to original equipment manufacturers , primarily in the transportation and recreational boating industries in the United States.  Approximately half of GPI’s sales are attributable to the recreational boating industry and are generally stronger during the spring and summer months.  The value -added-nature of our wood components are engineered to proprietary specifications and tolerances Products include cheese boxes, kiln sticks, diving boards blanks, scaffolding, laminated veneer lumber and specialty panels.. Users would be manufacturers of boats, buses, and subway cars. Specific products include, marine panels, yacht grade cherry lumber,dB-Ply Marine plywood panels, laminated veneer lumber, one-piece LVL Stingers, XL Industril Panels, Select Boat Panel,  and Panelam Panel.

During Fiscal 2005/2004/2003, sales of Greenwood Products, Inc. to original equipment manufacturers represented about 34%, 35% and 29% respectively of our total revenue; with transportation and recreational boating industry sales representing 41% in 2005, 39% in 2004, and 51% in 2003 respectively.  GPI’s sales increased to $55.4 million in 2005 from $52.7 million in 2004; and $52.7 million in 2004 from $44.2 million in 2003.

Below is a list of GPI’s major customers from whom we derive 10% or more of our revenues and the percentage of  total sales from each one of them.

Major Customers	Fiscal Years Ended August 31st

	2005	2004	2003
U S Marine	18%	18%	13%

GPI has no backlog of orders.

GPI has no patents, trademarks, licenses, or concessions.

Lumber and Buillding Materials

Jewett-Cameron Lumber Corporation

Our subsidiary JCLC operates out of facilities located in North Plains, Oregon. Through Jewett-Cameron Lumber Corporation we compete in the following business segments: warehouse distribution and direct sales of building materials to home improvement centers which are located primarily in the Pacific and Rocky Mountain regions of the United States; the export of finished building materials to export customers who are located primarily in Central and South America; and, we sell specialty wood products for both government and industrial sale. This area of our business is done primarily on a contract-bid basis. This means that we only sell products after we have been told that our bids for these products were accepted and we are given a contract, which states that our customers will purchase the products from us.

During Fiscal 2005/2004/2003, sales by Jewett-Cameron Lumber Corporation to home improvement centers represented about 18%, 18% and 13%, respectively of our total revenue; with export, industrial tools and seed processing and sales representing 8%, 8% and 7% respectively.

Through JCLC we sell products to the home improvement industry. This is an industry that, in the past, has not been subject to major business cycles; however, the current economic downturn has been detrimental for this market and we have experienced a decrease in the sale of these products. Traditionally, the new home construction portion of the lumber industry is highly sensitive to the US economy and interest rates and this industry usually suffers during periods of economic decline and high interest rates because of the reduction in housing starts.  Through JCLC we have concentrated on building a customer base in the residential repair and remodeling segment of the industry because we believe that this is a growing market that is fueled by professional remodelers and do-it-yourself homeowners.  We believe that this market is less sensitive to downturns in the U.S. economy than is the market for new home construction.

The products that we sell through JCLC are not unique and with few exceptions are available from multiple suppliers; however, the service which we provide is unique in that it includes bar coding of all products; shrink wrapping of all individual orders; and, just in time delivery to most customers.

Our current products in this area are:

Garden Timbers – Treated, untreated, or stained including cherry tone garden ties, bender board, stakes and lath.

Gates

Dimension lumber.

Kennels

Greenhouses

Portable storage buildings

Non-wood items which we sell through Jewett-Cameron Lumber Company include kennels, greenhouses, portable storage buildings, metal gates and metal fencing.  These items are sold in the home improvement departments of our customers.

Our distribution center and headquarters office facility in North Plains, Oregon was completed in November 1995.  This complex includes 40,000 square feet under roof of warehouse, office, and manufacturing space on five paved acres. This facility gives us the ability to provide a broad range of products and services to our customer base which is located between Northern California and Alaska.

We have no patents, trademarks, licenses, franchises, or concessions relating to any of our products and as a result they are not factors in our business.

Historically, we have received commitments from a number of large home improvement chains in the late fall/early winter to supply products to them at a fixed price for a specified period of time; i.e., for three months of firm pricing once the season begins. We see no reason for this situation to change in the future.

Below is a list of our major customers customers from whom we derive 10% or more of our revenues and the percentage of our total sales from each one of them.

Major Customers	Fiscal Years Ended August 31st

	2005	2004	2003
U.S. Marine	13%	13%	11%

The home improvement business is seasonal, with most of our sales in this industry occurring between February and August.  As mentioned earlier, historically we have negotiated an agreement with each of our major home center customers in the fall of the year for the coming home improvement season.  Our deliveries for the new season to these customers normally begin in late February.

We begin buying inventory for the next home improvement season in late fall each year.  Consequently, an inventory buildup occurs until the heavy selling by us begins in February.  Our inventories continue to remain high for a few months and then gradually decline to seasonal low levels at the end of the summer.

Backlog orders are not a factor in our business.  We only process orders on an as-needed basis.

No material portions of our business are subject to renegotiation of profits or termination of contracts or subcontracts at the election of the government.

During the spring of 1993, we acquired a manufacturing plant to produce several lines of products for home improvement center customers.  The plant was moved to a larger facility in Portland in August 1993, and subsequently was moved to an existing building at our North Plains facility in March 1995.  At this plant we manufacture diving board blanks and scaffold planking..

Seed Processing and Sales

Jewett-Cameron Seed Company (“JCSC”),

JCSC brings unmarketable seeds from customers and processes it so that it becomes marketable. Processing means removing imperfect, lightweight, hollow seeds which cannot germinate normally, as well as removing field impurities, weeds, and noxious weed seed. JCSC also bags, palletizes, shrink wraps, stores and subsequently ships the product. JCSC performs the foregoing services for growers and/or for themselves in the case where JSCS buys the "raw product".

Industrial Tools/Clamps

MSI-PRO CO.

MSI-PRO CO. operates from the same facilities as JCLC. Through MSI-PRO CO. we import and distribute both pneumatic air tools and industrial clamps.  We sell these products throughout the United States and Canada to distributors and original equipment manufacturer customers.  These sales are made through a network of agents and representatives, each of whom is an independent contractor representing between 10-to-15 other manufacturers who sell to similar customers but are not selling competing lines.  Through MSI-PRO CO. we have agents and representatives that cover major industry groupings including industrial suppliers, automotive suppliers, and woodworking suppliers.

The pneumatic air tools, manufactured and sold under the name MSI-PRO CO., are of a light industrial application and are moderately priced.  MSI-PRO CO. exclusively markets the MSI-PRO CO. line.

The industrial clamps are somewhat newer to us.  The line is high quality and moderately priced and covers a wide variety of potential customers.

The products that we sell through MSI-PRO CO. have been manufactured for us by several suppliers in Taiwan and South Korea.  More than one supplier is able to manufacture all of our products.

Sales of pneumatic air tools and industrial clamps are not seasonal.

MSI-PRO CO. is a registered trademark in the United States and Canada.  We do not have any other patents, licenses, franchises, or concessions.

The market for pneumatic air tools is very competitive.  In this industry we face competition from better financed companies with more sophisticated sales forces and more sophisticated distribution networks. The U.S. market for pneumatic air tools is currently approximately $1 billion in annual sales, of which 60% are manufactured in the United States and 40% are imported.  The best known US manufactured lines are Chicago Pneumatic and Ingersoll-Rand, which rank #1 and #2 in overall size in the industry.  A smaller line, Sioux, is also manufactured in the United States.  The two largest imported lines today are Florida Pneumatic and Astro Tools.  Others include Sunnex, Ames, and Eagle.  Our sales in this industry represent a very small fraction of the market.  Our current market strategy that allows us to compete in the pneumatic air tool and industrial clamp markets includes brand name and company recognition, moderate to low price, and continued development of a manufacturer representative organization which covers all of the major users of the tools.

The U.S. sales volume in industrial clamps is approximately US$400 million annually.  There are fewer competitive lines available and we expect to gain a larger share of the market in industrial clamps than in pneumatic air tools.

There are no customers that purchase 10% or more of our products in any one year.  Our backlog orders are not a major factor. No portion of our business is subject to renegotiation of profits or termination of contracts or subcontracts at the election of the government.

LEGAL PROCEEDINGS

One of our subsidiaries is a  plaintiff in a lawsuit filed in Portland, Oregon, entitled, Greenwood Products, Inc. et al v. Greenwood Forest Products, Inc., et al., Cause No. 05-03-02553 (Multanomah County Circuit Court).  The litigation involves a purchase agreement to acquire inventory from Greenwood Forest Products Inc (“GFP”).  The amount in dispute is approximately $600,000, with a trial date anticipated in the middle of March 2006. We are vigorously pursuing the matter and believe we will ultimately succeed on the merits..

The Company does not know of any other material, active or pending legal proceedings against them; nor is the Company involved as a plaintiff in any other material proceeding or pending litigation.  The Company knows of no other active or pending proceedings against anyone that might materially adversely affect an interest of the Company.

MARKET INFORMATION

Our common stock is issued in registered form.  Computershare Investor Services, Inc. (located in Vancouver, British Columbia, Canada) is the registrar and transfer agent for our common stock.

On November 1, 2005, the shareholders’ list for our common shares showed 30 registered shareholders and 1,465,858 shares outstanding, including 22 registered holders in the United States holding 1,455,910 shares.

Our common shares trade on the NASDAQ Small Capital stock exchange in the United States. The trading symbol on NASDAQ for our common stock is “JCTCF” and the cusip number for our common stock is 47733C-20-7.  Our common stock began trading on NASDAQ in April 1996.

The following table sets forth, in U.S. dollars and in dollars and cents (in lieu of fractions), the high and low sales prices for each of the calendar quarters indicated, on the NASDAQ Small Capital stock exchange of our common shares for the last eight fiscal quarters.   The price was $ $6.06 on November 30, 2005.

Period Ended	Volume	High	Low	Close

Monthly
11/30/2005	300,256	$12.45	$8.60	$9.50
10/31/2005	262,924	$11.07	$8.02	$9.04
09/30/2005	3,129,950	$14.19	$8.30	$10.80
08/31/2005	105,264	$9.75	$7.81	$8.98
07/31/2005	100,870	$9.65	$7.60	$8.60
06/30/2005	238,661	$10.95	$6.50	$8.38

Quarterly
11/30/2005	3,693,130	$14.19	$8.02	$9.50

08/31/2005	444,795	$10.95	$6.50	$8.98
05/31/2005	322,460	$10.96	$5.12	$6.65
02/28/2005	99,741	$7.50	$5.08	$7.27
11/30/2004	17,203	$7.71	$5.00	$6.06

08/31/2004	61,300	$6.20	$4.60	$5.99
05/31/2004	50,500	$6.08	$4.30	$4.88
02/29/2004	27,400	$5.10	$4.10	$4.35

08/31/2005	884,199	$10.96	$5.00	$8.98
08/31/2004	184,900	$6.20	$4.10	$5.99
08/31/2003	311,650	$5.80	$4.96	$5.26
08/31/2002	167,250	$6.49	$4.20	$5.89
08/31/2001	150,150	$4.46	$3.00	$4.20

Our common shares also trade on the Toronto Stock Exchange in Toronto, Ontario, Canada, under the trading symbol "JCT".  Our common stock began trading on the Toronto Stock Exchange in February 1994.

The following table sets forth the volume of trading and high, low and closing sales prices on the Toronto Stock Exchange for the Company's common shares for: the last five fiscal years, the last eight fiscal quarters, and the last six months.  Prices are adjusted for a three-for-two stock split which was reflected in trading effective 2/27/2003.

Period Ended	Volume	High	Low	Closing

Monthly
11/30/2005	3,150	$13.81	$11.00	$11.01
10/31/2005	2,400	$11.38	$9.75	$10.36
09/30/2005	39,724	$16.50	$11.25	$12.13
08/31/2005	1.630	$11.00	$10.00	$10.55
07/31/2005	100	$10.00	$10.00	$10.00
06/30/2005	2,333	$12.20	$9.24	$10.00

Quarterly
11/30/2005	45,274	$16.50	$9.75	$11.01

08/31/2005	4,063	$12.20	$9.42	$10.55
05/31/2005	4,895	$12.31	$8.00	$8.00
02/28/2005	27,342	$9.11	$7.65	$8.95
11/30/2004	3,042	$7.30	$6.26	$6.85

08/31/2004	4,700	$8.00	$7.12	$8.00
05/31/2004	6,200	$8.00	$5.77	$7.12
02/20/2004	5,200	$6.91	$5.77	$5.77
11/30/2003	3,600	$7.30	$6.85	$6.89

Yearly
08/31/2005	39,342	$12.31	$6.26	$10.85
08/31/2004	19,700	$8.00	$5.77	$8.00
08/31/2003	49,950	$9.13	$7.20	$7.29
08/31/2002	77,550	$9.67	$6.67	$9.13
08/31/2001	81,450	$6.67	$5.00	$6.67

There are no restrictions that limit our ability to pay dividends on our common stock.  We have not declared any dividends since incorporation and do not anticipate declaring any dividends in the foreseeable future because our present policy is to retain future earnings for use in our operations and the expansion of our business.

If dividends were to be paid, Canadian law states that in the case of dividends paid to residents not of Canada, the Canadian tax is withheld by us, which remits only the net amount to the shareholder.  By virtue of Article X of the Tax Convention, the rate of tax on dividends paid to residents of the United States is generally limited to 15% of the gross dividend (or 10% in the case of certain corporate shareholders owning at least 10% of the our voting shares).  In the absence of the treaty provisions, the rate of Canadian withholding tax imposed on non-residents is 25% of the gross dividend.  Stock dividends received by non-residents from us are taxable by Canada as ordinary dividends.

SELECTED FINANCIAL DATA

The selected financial data in the following table is for Fiscal 2005/2004/2003/2002/2001 ended August 31st and it was derived from the financial statements of our Company which were audited by Davidson & Company, independent Chartered Accountants, as indicated in their report which is included elsewhere in this document.  The selected financial data for Fiscal 2002/2001 was derived from audited financial statements of our Company, not included herein.

The selected financial data was extracted from the more detailed financial statements and related notes included herein and  should be read in conjunction with such financial statements and with the information appearing under the heading, "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Annual Selected Financial Data

(Share data adjusted for 3:2 stock split which occurred during Fiscal 2003)

(Dollars in 000, except per share data)

	Fiscal 2005	Fiscal 2004	Fiscal 2003	Fiscal 2002	Fiscal 2001

Revenue	$74,617	$71,335	$55,369	$43,625	$22,113
Gross Profit	$9,289	8,240	7,708	7,118	4,232
Net Income	$931	567	294	837	712
Basic EPS	$0.63	0.39	0.20	0.56	0.48
Diluted EPS	$0.60	0.37	0.19	0.53	0.46

Dividends/Share	0	0	0	0	0
Basic Avg Shares	1,479	1,464	1,468	1,503	1,483
Diluted Avg Shares	1,549	1,527	1,537	1,579	1,535

Working Capital	$8,996	$5,547	7,371	4,383	3,666
Long Term Debt	$2,141	Nil	2,262	0	0
Shareholders’ Equity	$9,514	8,384	7,791	7,417	6,694
Total Assets	$17,538	19,926	18,513	14,402	7,677

Quarterly Selected Financial Data

(Share data adjusted for 3:2 stock split which occurred during Fiscal 2003)

(Dollars in 000, except per share data)

	8/31/05	5/31/05	2/28/05	11/30/04	8/31/04	5/31/04	2/29/04	11/30/03	8/31/03
Revenue	$17,949	$19,184	$19,345	$18,139	$18,777	$20,192	$16,860	$15,506	$14,871
Gross Profit	$1,545	$2,754	$2,575	$2,415	$1,744	$2,714	$1,647	$2,135	$1,615
Net Income (Loss)	$314	$343	$105	$168	$131	$400	($44)	$95	($109)
Basic EPS	$0.22	$0.23	$0.07	$0.11	$0.10	$0.26	($0.03)	$0.07	($0.06)
Diluted EPS	$0.20	$0.22	$0.07	$0.11	$0.09	$0.25	($0.03)	$0.06	($0.07)

Dividends/Share	0	0	0	0	0	0	0	0	0
Basic Avg Shares	1,479	1,466	1,466	1,466	1,464	1,466	1,464	1,460	1,468
Diluted Avg Shares	1,549	1,526	1,530	1,529	1,527	1,530	1,464	1,526	1,537

Working Capital	$8,996	$6,398	$5,959	$5,780	$5,546	$5,321	$4,908	$7,471	$7,371
Long Term Debt	$2,141	Nil	Nil	Nil	Nil	Nil	Nil	$2,262	$2,262
Shareholders’ Equity	$9.514	$9,000	$8,657	$8,552	$8,384	$8,268	$7,868	$7,885	$7,791
Total Assets	$17,538	$18,285	$20,222	$19,306	$19,926	$19,907	$20,420	$16,292	$18,513

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to our financial condition, changes in financial condition and results of operations for the fiscal years ended 8/31/2005, 8/31/2004, and 8/31/2003. This discussion should be read in conjunction with our financial statements, which are prepared in accordance with U.S. GAAP.

Our operations are classified into four principle industry segments: the sale of lumber and building materials to home improvement centers in the United States; the processing and sale of industrial products to original equipment manufacturers in the United States; the sale of pneumatic air tools and industrial clamps in the United States; and, the processing and sale of agricultural seeds in the United States. Sales of building materials have traditionally consisted of wholesale sales of lumber and building materials in the United States. This has transitioned to include both wood and non-wood items.  Sales in this category are attributable to Jewett Cameron Lumber Corporation, a wholly owned subsidiary of ours and consist primarily of home improvement products (sold thru JCLC) such as fencing materials, dimension lumber, green houses, dog kennels, outdoor umbrellas, etc. These sales occur year-round; however, they are greater in the spring and summer months. Sales and processing of industrial products to original equipment manufacturers consist of wholesale sales of products primarily to the transportation and recreational boating industries in the United States. Sales in this category are attributable to Greenwood Products, Inc., a wholly owned subsidiary of Jewett Cameron Lumber Corporation. Approximately 50% of Greenwood Product’s sales are attributable to the recreational boating industry and are generally stronger during the spring and summer months. Sales of pneumatic air tools and industrial clamps consist of the distribution of pneumatic air tools and industrial clamps in the United States. Sales in this category are attributable to MSI-PRO Co., a wholly owned subsidiary of Jewett Cameron Lumber Corporation.   The processing and sale of agricultural seeds consists of the distribution of processed agricultural seeds and grain in the United States. Sales in this category are attributable to Jewett Cameron Seed Company, a wholly owned subsidiary of Jewett Cameron Lumber Corporation. Harvest months in the Northwest are June through September, and, consequently, a greater portion of the revenues attributable to Jewett Cameron Seed Company occurs during this time of year. Our major distribution center is located in North Plains, Oregon.

Internal Controls Over Financial Reporting

In connection with the audit of our consolidated financial statements for the fiscal year ended  August 31, 2005, our independent auditors did not identify any material weaknesses in our internal controls over financial reporting.  As a result, we did not receive an adverse attestation from our independent auditors regarding Sarbanes-Oxley Section 404 compliance.

Results of Operations.

Fiscal 2005 Ended August 31, 2005 versus Fiscal 2004

Sales increased 5% to $74.6 million during Fiscal 2005 as compared to $71.3 million in Fiscal 2004.  The majority of the increase in our sales was attributable to Greenwood Products. Sales of industrial wood products by Greenwood increased $2.7 million. This was due to an enlarged customer base and fluctuations in the price of raw materials that were passed on to our customers.

Sales of building materials and components of the home improvement business by Jewett Cameron Lumber increased $564 thousand. The increased sales of lumber and building materials resulted from the introduction of new products, which occurred two years ago. These products include dog kennels, greenhouses and outdoor patio accessories. The market awareness of these products has increased since their introduction, because of the increased use of manufacturer’s representatives, which resulted in a greater number of sales personnel covering the market.

Gross profit for Fiscal 2005 increased 13% to $9.29 million as compared to $8.24 million for the fiscal year ended August 31, 2004. The gross margins increased because we have been able to charge our wholesale customers higher prices. (The introductory pricing utilized during the introduction of the newer products was increased during the past two years and accepted by the customers.)

Operating expenses increased by $742 thousand comparing Fiscal 2005 with Fiscal 2004. Both general and administrative expenses and depreciation expense increased slightly. The more substantial increased occurred in the category of wages and employee benefits, which increased, by $694 thousand comparing Fiscal 2005 with Fiscal 2004. The primary reasons for the increase in this category were medical insurance increases and additional performance bonuses.

Because of reduced inventory levels, financing and interest expense decreased by $46 thousand comparing Fiscal 2005 with Fiscal 2004.

Net Income increased to $931,088 in Fiscal 2005 from $567,140 in Fiscal 2004.  Basic Earnings Per Share were $0.63 for Fiscal 2005 compared to $0.39 for the prior fiscal year; Diluted Earnings Per Share were $0.60 in Fiscal 2005 compared to $0.37 for the prior fiscal year.

Industrial Wood Products (Greenwood Products Inc.)

This division’s sales increased 5% to $55.4 million in Fiscal 2005 (FY2004 = $52.7 million).  Revenue was again enhanced by strong sales to the boat building and transportation industries (bus, subway, specialized truck carriers, etc.).  Before the end of the fiscal year, we broadened our supplier contacts.  We have a practice of providing short-term fixed-price supply agreements and fixed price sales agreements up to three months. Divisional profitability decreased by 3% for the Fiscal Year ended August 31, 2005 as compared to the Fiscal Year ended August 31, 2004.  This decrease occurred because of normal fluctuations in the price of raw materials and the use of introductory pricing for new customers.

Revenue:	Divisional Income (Loss)
FY2005: $55.4 million	$1.62 million
FY2004: $52.7 million	$1.67 million
FY2003: $44.2 million	$731 thousand

Lumber and Building Materials (Jewett-Cameron Lumber Company)

Our lumber and building material division’s sales rebounded again in Fiscal 2005 in response to new products introduced in mid-2003, reversing the declines in recent years.  Jewett-Cameron Lumber Company again recorded a loss in the amount of ($156,902) for the fiscal year ended August 31, 2005 as compared to a loss in the amount of ($581,070) for the fiscal year ended August 31, 2004. Losses within this division have occurred during the last three fiscal years because of the continued restructuring costs associated with the the new product lines and new customer base. We believe that profitability within this division will begin to occur during fiscal 2006 when all the previous restructuring becomes finalized.

Revenue:	Divisional Income (Loss)
FY2005: $13.3 million	($157 thousand)
FY2004: $12.8 million	($581 thousand)
FY2003: $ 7.1 million	($125 thousand)

We attribute the revenue improvement to the successful introduction of new “non-wood” products, including kennels, greenhouses, portable storage buildings, outdoor seating, metal gates and metal fencing.  Such products represented nearly three-fourths of sales, which is consistent with FY2004.  This broader product line continues to allow us to utilize our strong marketing contacts at the big-box home improvement retailers and to gain entry into a more diversified mix of retailers We manufacture these new products, through supply contracts in Asia.

Seed Processing and Sales (Jewett-Cameron Seed Company)

Sales attributable to Jewett-Cameron Seed Company were virtually the same during FY2005 as they were in FY2004.

Revenue:	Divisional Income (Loss)
FY2005: $4.8 million	($ 10 thousand)
FY2004: $4.8 million	$ 92 thousand
FY2003: $3.2 million	$ 46 thousand

Industrial Tools

Sales grew 8.3% to $1,083,180 and profits grew 34% to $120,238.  We attribute the increase in profitability to wholesale pricing differences, and corporate re-structuring.

Revenue:	Divisional Income (Loss)
FY2005: $1.08 million	$120 thousand
FY2004: $1.00 million	$ 90 thousand
FY2003: $879 thousand	$103 thousand

Fiscal 2004, ended August 31st vs. Fiscal 2003

Sales increased 29% to $71.4 million during Fiscal 2004 as compared to $55.4 million in Fiscal 2003.  The increase in sales was across the board, with particular strong growth at Greenwood Products Inc. and the turn-around of business at Jewett-Cameron Lumber Company.

Gross profit for Fiscal 2004 only increased 7% to $8,240,362, despite the 29% increase in sales because of a 32% increase in cost of goods sold.  Shifting product mix and higher costs led to the increased costs.  As a percent of revenue,  cost of goods sold has risen consistently for the last four years: Fiscal 2004 = 88%; Fiscal 2003 = 86%, Fiscal 2002 84%, and Fiscal 2001 = 81%.

Operating expenses were substantially unchanged at $7.0 million in Fiscal 2004 and Fiscal 2003.  General/Administrative expenses increased 40% ($714,158) during Fiscal 2004; Depreciation/Amortization increased 6% ($19,810); and Wages/Employee Benefits decreased 14% ($681,741).

General and administrative expenses as a percent of revenue rose to 3.5% after several years of decline: Fiscal 2003 = 3.2%; Fiscal 2002 = 3.4%; and Fiscal 2001 = 5.1%.  Management attributes higher professional fees (accounting/legal/etc.) related to the Greenwood Products Inc. acquisition, the proposed stock offering, and corporate changes for the increase in G&A expenses.  Lower Wages/Employee Benefits are materially attributable to efforts at all divisions to control costs, with the shifting product mix at Jewett-Cameron Lumber Company resulting in less labor-intensive operations.

Interest expense increased 13% Fiscal 2004 to $391,246.  The primary reason for the increase was the higher level of borrowing resulting from the increased level of inventory required to support the elevated sales level of Fiscal 2004.

Net Income increased to $567,140 in Fiscal 2004 from $294,144 in Fiscal 2003.  Basic Earnings Per Share were $0.39 for Fiscal 2004 compared to $0.20 for last year; Diluted Earnings Per Share were $0.37 in Fiscal 2004 compared to $0.19 for last year.

Industrial Wood Products (Greenwood Products Inc.)

This division’s sales increased 19% to $52.7 million in Fiscal 2004 (FY2003 = $44.2 million).  Revenue was enhanced by strong sales to the boat building and transportation industries (bus, subway, specialized truck carriers, etc.).  Before the end of the fiscal year, the Company had broadened its supplier contacts.  The Company, once again, is able to obtain fixed-price supply agreements and fixed price sales agreements on a forward three-month basis; reversing this year’s situation mid-year when suppliers’ price increase were outside such agreements.  Also, reduced inventory costs resulted from the end of the purchasing of inventory pursuant to the acquisition agreement.  Divisional profitability more than doubled $1,668,685 for Fiscal 2004 (FY2003 = $730,781).  Divisional profitability was 32% of revenue (FY2003 = 17% and FY2002 = 24%).

Lumber and Building Materials (Jewett-Cameron Lumber Company)

This division’s sales rebounded in response to new products introduced in mid-2003, reversing the declines in recent years.  Divisional profitability was weak because restructuring costs associated with the manufacturing facility and the new product lines; turning into a “manufacturer” rather than a distributor.

Revenue:                   Divisional Income:

FY2004: $12.8 million              ($581,070)

FY2003: $ 7.1 million              ($124,928)

FY2002: $14.7 million               $427,496

Management attributes the revenue improvement to the successful introduction of new “non-wood” products, including kennels, greenhouses, portable storage buildings, outdoor searing, metal gates and metal fencing.  Such products represented nearly three-fourths of sales, versus less than 10% in FY2002.  This broader product line allowed the Company to utilize its strong marketing contacts at the big-box home improvement retailers and to gain entry into a more diversified mix of retailers.  In recent years, in an attempt to strengthen their profitability, the big-box retailers (Lowe’s, Home Depot, Fred Meyer, etc.) have decreased inventory purchases from “middlemen” like the Company in favor of “manufacturers”, such as Georgia-Pacific and Weyerhaeuser.  The Company “manufacturers” these new products, through supply contracts in Asia, and is again a favored supplier to these potentially large customers, buoyed by its strong customer service capabilities.

Seed Processing and Sales (Jewett-Cameron Seed Company)

Sales grew 50% this year and profitability nearly doubled.  Management attributes this growth to successfully marketing efforts and a new price structure for product/services.

Revenue:                   Divisional Income:

FY2004: $4.8 million       $ 91,741

FY2003: $3.2 million       $ 46,114

FY2002: $2.6 million       $249,526

Seed inventory levels fell materially because a change from “holding” inventory for sale to collecting “storage fees” for future sale.

Industrial Tools

Sales grew 13% to $1,000,135 and profits fell 13% to $89,941.  Management attributes the decline in profitability to personnel changes and wholesale pricing differences, and corporate re-structuring.

Revenue:                   Divisional Income:

FY2004: $1,000,135         $ 89,941

FY2003: $  878,966         $103,362

FY2002: $  776,545         $ 89,043

Fiscal 2003, ended August 31st vs. Fiscal 2002

Sales increased 27% to $55,368,587 during Fiscal 2003 as compared to Fiscal 2002 when sales were $43,625,125. (Sales for Fiscal 2001 were $22,112,954.) The twenty seven percent increase in sales during Fiscal 2003 as compared to Fiscal 2002 was due primarily to the contribution of Greenwood Products, Inc., which is a wholly owned subsidiary of Jewett-Cameron Lumber Company.  Fiscal 2003 was the first full fiscal year that Greenwood Product, Inc. operated as a subsidiary of Jewett-Cameron Lumber Company, whereas in Fiscal 2002 it only operated for six months.  Jewett-Cameron Seed Company, a wholly owned subsidiary of ours also contributed with an increase in sales of $614,968 or 23.5% during Fiscal 2003 as compared to Fiscal 2002.

We continued to experience a decrease in sales in the area of lumber and building materials which our management believes is due to recessionary conditions in the economy causing customers to scale back their purchases of these discretionary items.  The loss of revenue from these products has been offset by the sales increases in our other business segments; however, we believe that once consumer confidence strengthens, lumber and building material sales will again trend upward. We have also introduced new products for retailers, which, in the past, concentrated on more expensive items.

Gross profit for Fiscal 2003 increased 8.29% to $7,708,287 from $7,118,361 in Fiscal 2002. (Gross profit for Fiscal 2001 was $4,232,404.)

The cost of goods sold, as a percent of revenue remained relatively stable during Fiscal 2003 (86%), Fiscal 2002 (84%), and Fiscal 2001 (81%).

Operating expenses increased $1,192,616 during Fiscal 2003 as compared to Fiscal 2002.

Fiscal 2003 was the first full year of operations for Greenwood Products Inc. As would be expected with the larger contribution of Greenwood Products, Inc., general and administrative expenses increased by $307,528 during Fiscal 2003 as compared to Fiscal 2002. This represented an increase of 21% for Fiscal 2003 as compared to Fiscal 2002. The increase in the amount of general and administrative expenses was partially offset by the 27% increase in sales.

General and administrative expenses as a percent of revenue remained virtually constant for Fiscal 2003 (3.2%) and Fiscal 2002 (3.4%). During Fiscal 2001 general and administrative expenses as a percent of revenue was somewhat higher at 5.1%. Our management attributes the lower percentage during Fiscal 2003 and Fiscal 2002 to efficiencies introduced into Jewett-Cameron Seed Company and the additions to operations of Greenwood Products.

An increase in wages and employee benefits of $839,067, attributable primarily to staff associated with Greenwood Products, Inc., was also a significant factor in the increase in operating expenses.

General and administrative expenses began to decrease during the second half of Fiscal 2003.  The primary reason for the decrease was a restructuring of the activities of Greenwood Products during the first and second quarters of Fiscal 2003. This restructuring included reductions in salaries resulting from the elimination of some clerical positions and wage cuts resulting from the sales decreases. As a result of these actions, wages and employee benefits decreased from the third quarter of Fiscal 2002 level of $1,540,102 to $1,188,164 for the third quarter of Fiscal 2003. Office expenses also decreased by $52,760 during the third quarter of Fiscal 2003 as compared to the third quarter of Fiscal 2002 resulting from our efforts to reduce expenses.

Interest expense increased from ($53,587) reported in Fiscal 2002 to ($346,030) in Fiscal 2003. The primary reason for the increase in interest expense was the higher level of borrowing resulting from the increased level of inventory required to support the elevated sales level of Fiscal 2003.

The increase in operating expenses coupled with the higher level of interest expense resulted in our net income to decrease during Fiscal 2003 as compared to the two prior fiscal years.

Net Income decreased to $294,144 in Fiscal 2003 from $837,024 in Fiscal 2002 and $712,196 in Fiscal 2001. The corresponding basic earnings per share were $0.20 for Fiscal 2003; $0.56 for Fiscal 2002; and, $0.48 in Fiscal 2001. Diluted earnings per share were $0.19 in Fiscal 2003; $0.53 in Fiscal 2002; and, $0.46 in Fiscal 2001.

Lumber and Building Materials (JCLC)

Sales in lumber and building materials have decreased in all of the last three fiscal years. Sales of these products decreased 52% in Fiscal 2003 as compared to Fiscal 2002.

Income from operations associated with the sales of lumber and building materials have also decreased over the past three fiscal years. During Fiscal 2003, we experienced a loss from operations in this business segment of ($124,928).

As mentioned earlier in this document, we have introduced new products for retailers, which, in the past, concentrated on more expensive items. These new products, which are also described earlier in this document, are less costly and consequently, our overall sales to these retailers are on the rise. These new products, which are described earlier in this document, currently feature lower prices in order to introduce these products into the competitive marketplace. Overall sales to retailers are on the rise. Our management believes that sales in the segment of lumber and building materials will increase as a result of the new products.

Industrial Tools

The Fiscal 1997 renaming of the industrial tools under the "MSI-PRO" label has continued to provide a better product identity and a more efficient use of marketing dollars.  Sales increased to $878,966 during Fiscal 2003 from $776,545 during Fiscal 2002. Our management’s re-organization of this business segment, which included the hiring of a new sales manager two years ago, has resulted in the increase in the sales of our industrial tools.  Income from operations during Fiscal 2003 also increased to $103,362 from $89,043 in the prior fiscal year.

Seed Processing and Sales

Fiscal 2003 was the third year of operations for Jewett-Cameron Seed Company that was incorporated as a wholly owned subsidiary of Jewett-Cameron Lumber Company in October 2000. At the end of Fiscal 2003, sales from Jewett-Cameron Seed Company were $3,230,151 and income from operations was $46,114. In the prior fiscal year, sales were $2,615,183 and income from operations was $249,526.

Industrial Wood Products (Greenwood Products)

Sales of industrial wood products were $44,195,963 during Fiscal 2003 as compared to $25,561,520 during Fiscal 2002. Fiscal 2003 represented the first full fiscal year of operations for the sale of these products.  Income from operations from the sale of these products increased to $730,781 for Fiscal 2003 as compared to $625,937 for Fiscal 2002.

Liquidity and Capital Resources

Pending $5.0 Million Underwriting

We have filed a preliminary prospectus with the US Securities & Exchange Commission regarding the offering of 500,000 common shares at $10.00 per share.  This offering is self-underwritten on a best-efforts basis.   We have not established a minimum amount of proceeds that it must receive in the offering before any proceeds may be accepted.  Our management anticipates beginning the offering in February 2006 with completion in late 2006.

We are under no legal or business requirement to take these actions.  Based on our current working capital position, our policy of retaining earnings, and the line of credit available, we have adequate working capital to meet our needs in the foreseeable future.

Rather, our management is undertaking this for strategic purposes.  We anticipate using the proceeds of the offering to pay down corporate indebtedness, including notes payable.  We believe that our company does not need to retire its long-term debt to continue to grow at its current rate.  By retiring this debt, we will have the option to purchase other businesses in our industry, thus allowing us to accelerate our growth rate.

Our revolving bank debt was $2,077,063 at 8/31/2005.  The bank indebtedness is secured by an assignment of accounts receivable and inventory. Interest is calculated at prime or the LIBOR rate plus 190 basis points. The weighted average interest rate for the fiscal year was 5.99% (2004 – 3.52%).

Credit Risks

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.  We place our cash and cash equivalents with high quality financial institutions and limit the amount of credit exposure with any one institution.  We have concentrations of credit risk with respect to accounts receivable as large amounts of our accounts receivable are concentrated geographically in the United States amongst a small number of customers.  At 8/31/2005 and 8/31/2004, no customers accounted for accounts receivable greater than 10% of total accounts receivable.  We control credit risk through credit approvals, credit limits, and monitoring procedures.  We perform credit evaluations of our commercial customers but generally do not require collateral to support accounts receivable.

Critical Accounting Policies

Our management is required to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  On a regular basis, we evaluate our estimates and assumptions.  We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

During the year ended 8/31/2005, we did not adopt any new accounting policy that would have a material impact on the consolidated financial statements, nor did it make changes to existing accounting policies.  Senior Management has discussed with the Audit Committee the development, selection and disclosure of accounting estimates used in the preparation of the consolidated financial statements.

Recent Accounting Pronouncements

In December 2004, Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29” (“SFAS 153”) which amends Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions” to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.

In December 2004, FASB issued Statement of Financial Accounting Standards No. 123R, “Share Based Payment” (“SFAS 123R”).  SFAS 123R supersedes APB 25 and its related implementation guidance by requiring entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions) and revises SFAS 123 as follows:

i)

Public entities are required to measure liabilities incurred to employees in share-based payment transactions at fair value and nonpublic entities may elect to measure their liabilities to employees incurred in share-based payment transactions at their intrinsic value whereas under SFAS 123, all share-based payment liabilities were measured at their intrinsic value.

ii)

Nonpublic entities are required to calculate fair value using an appropriate industry sector index for the expected volatility of its share price if it is not practicable to estimate the expected volatility of the entity’s share price.

iii)

Entities are required to estimate the number of instruments for which the requisite service is expected to be rendered as opposed to accounting for forfeitures as they occur.

(iv)

Incremental compensation cost for a modification of the terms or conditions of an award is measured by comparing the fair value of the modified award with the fair value of the award immediately before the modification whereas SFAS 123 required that the effects of a modification be measured as the difference between the fair value of the modified award at the date it is granted and the award’s value immediately before the modification determined based on the shorter of (1) its remaining initially estimated expected life or (2) the expected life of the modified award.

SFAS 123R also clarifies and expands guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods.  SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force No. 96-18 “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods and Services” (“EITF 96-18”).  SFAS 123R also does not address the accounting for employee share ownership plans which are subject to Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”.  Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first annual reporting period that begins after June 15, 2005.  Public entities that file as small business issuers will be required to apply SFAS 123R in the first annual reporting period that begins after December 15, 2005.  For nonpublic entities, SFAS 123R must be applied as of the beginning of the first annual reporting period beginning after December 15, 2005.

In May 2005, FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”) which is effective for fiscal years ending after December 15, 2005.  SFAS 154 requires that changes in accounting policy be accounted for on a retroactive basis.

Fiscal 2005 Ended August 31, 2005

Working capital was $9 million at 8/31/2005, up from $5.5 million at 8/31/2004. Major working capital changes during Fiscal 2005 were:

a.

An increase in the amount of cash of $319,462. This was a result of uncollected funds at year-end. (Deposits received and credited to the checking account but not yet collected by the Bank.)

b.

A decrease in the amount of inventory in the amount of $2,295,788. This was the result of management’s decision to reduce inventory levels.

c.

A decrease in the amount of prepaid expenses in the amount of $69,199. This was the result of a change in the billing cycle for insurance premiums.

d.

A decrease in a note receivable in the amount of $51,509. This was the result of a simple collection of the obligation.

e.

A decrease in bank indebtedness in the amount of $4,172,489. This was the result of the Company paying down the credit line with the funds made available by the real estate mortgage, the increased turnaround of receivables and the reduction in inventory.

f.

A decrease in notes payable in the amount of $1,899,292. This was the result of the payment of the note payable to Greenwood Products per the terms of the original purchase agreement.

Accounts payable, accrued liabilities and accrued income taxes all increased because of the higher level of sales activity, which occurred during the fiscal year.

Notes payable, in the amount of $1,899,292, were paid off during Fiscal 2005.

Our management elected to mortgage our property located in North Plains, Oregon in the amount of $2,197,079 because of the favorable interest rates and these funds were used to pay off the notes payable and for general working capital purposes.

Our daily cash needs are met throughout the year through the bank line-of-credit of Jewett-Cameron Lumber Company (“JCLC”) and from the daily operations associated with the normal course of business.  The bank line-of-credit along with the working capital surplus is considered adequate to support our sales level anticipated for the coming year.

Cash flows from Fiscal 2005 Operating Activities totaled $4,082,325, including the $931,088 Net Income.  Material adjustments included $377,298 of amortization/depreciation; gain on sale of property/plant/equipment of ($8,827), deferred income taxes ($131,000); and a net change in non-cash working capital items of $2,834,826.

Cash Flows from Fiscal 2005 Investing Activities totaled ($7,661), consisting predominately of the purchase of property, plant and equipment.  Such capital investment related to JCLC facility remodeling to enable production of new products.

Cash Flows Used by 2005 Financing Activities totaled $3,757,202. The Company elected to repay bank indebtedness and notes payable in the aggregate amount of $6,071,781. The funds to accomplish this were received from mortgage debt in the amount of $2,197,079 and subscriptions received in advance in the amount of $117,500. (The subscriptions received in advance resulted from Donald M. Boone, the President of the Company, exercising his stock options) and the reduction of inventory levels.

Fiscal 2004 Ended August 31, 2004

Our working capital was $5.5 million at 8/31/2004, down from $7.4 million last year.  Major working capital changes during Fiscal 2004 were:

a.

Increased inventory at $10,070,201 (up $1,409,720);

b.

Increased accounts payable/accrued liabilities of $3,392,947 (up

$939,944); and,

c.

A shift of notes payable from long-term debt to current liability.

These changes primarily resulted from increased operations.

Our two notes payable were paid down by $362,663.  The $1.9 million notes payable bear interest at US prime rate plus 2% and were due March 2005 (extended from November 2004) or on demand thereafter.  Our management anticipated repaying these notes during FY2005, perhaps with the proposed proceeds from the planned equity offering.

Our daily cash needs are met throughout the year through the bank line-of-credit of Jewett-Cameron Lumber Company (“JCLC”) and from the daily operations associated with the normal course of business.  Our bank line-of-credit along with our working capital surplus was considered adequate to support our sales level anticipated for the coming year.

Cash flows from Fiscal 2004 Operating Activities totaled $642,130, including the $567,140 Net Income.  Material adjustments included $352,933 of amortization/depreciation; gain on sale of property/plant/equipment of ($10,667), deferred income taxes $50,000; and a net change in non-cash working capital items of ($317,276).

Cash Flows from Fiscal 2004 Investing Activities totaled ($494,793), consisting predominately of the purchase of property, plant and equipment.  Such capital investment related to JCLC facility remodeling to enable production of new products.

Our Cash Flows Used by 2004 Financing Activities totaled ($93,275) including proceeds from bank indebtedness in the amount of $242,464; proceeds from the sale of capital stock in the amount of $26,473 (exercise of stock options); and the aforementioned repayment of notes payable of ($362,663).

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

We did not have any derivative financial instruments as of 8/31/2005.

Our interest income and expense are most sensitive to changes in the general level of U.S. interest rates.  Therefore, changes in U.S. interest rates affect the interest earned on our cash equivalents as well as interest paid on debt.  We have lines of credit and other debt whose interest rates are based on various published prime rates that may fluctuate over time based on economic changes in the environment.  We are subject to interest rate risk and could be subject to increased interest payments if market interest rates fluctuate.  We do not expect any change in the interest rates to have a material adverse effect on our results from operations.

Foreign Currency Risk

We operate primarily in the United States; however, some business is transacted with Canadian firms.  Our business and financial condition is, therefore, sensitive to currency exchange rates or any other restrictions imposed on its currency.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The table below shows our directors; their respective ages; and, the date on which they become directors.

Directors

Name	Age	Year First Elected

Donald M. Boone (1) (3)	65	July 1987
James R. Schjelderup (1) (2)	48	July 1987
Ted Sharp (1) (3)	57	October 2004
Alexander B. Korelin (1) (4)	62	January 2005

(1)  Member of Audit Committee.

(2)  Resident of Canada.

(3)  Resident of Oregon, USA.

(4) Resident of Washington, USA

The table below shows our officers; their positions and the year in which our Board of Directors approved them.

Executive Officers

Name	Position	Date of Board Approval

Donald M. Boone	President, CEO, Treasurer	1987
Michael C. Nasser	Corporate Secretary	1987

Business Experience

Donald M. Boone has over thirty-eight years in sales and corporate management, including twenty-seven years affiliated with companies in the forest products industry.  In his capacity as the President of our Company, during the past five years, Mr. Boone has supervised the strategic planning and business development functions of our company.  In this regard, he was responsible for our purchase of certain assets of AgriBioTech in early Fall of 2000 and, and more recently, the purchase of the assets of Greenwood Forest Products in early 2002. Once these acquisitions were completed, Mr. Boone oversaw the incorporation of Jewett-Cameron Seed Company and the incorporation of Greenwood Products.

Michael C. Nasser has over thirty-three years experience in sales and corporate management, including twenty-eight years affiliated with companies in the forest products industry. He oversees the sales operations for Jewett-Cameron Lumber Company and in that capacity supervises the direct sales staff and the independent contractors who are involved in selling the product line.

James R. Schjelderup was a computer consultant in the areas of both hardware and software in Canada until two years ago when he became the sale manager of ACME COMPUTERS.  In that capacity he is responsible for the sales operation of this retail outlet.

Ted Sharp is a Certified Public Accountant who is a graduate of the University of Oregon with a Bachelor of Science Degree in Economics. He also attended Portland State University where he did post graduate studies in accounting and finance prior to receiving his CPA designation.

Alexander B. Korelin is the founder and president of A.B. Korelin and  Associates, Inc. – a company which provides consulting services to public companies. He is also the founder and co-host of The Korelin Economics Report which is a weekly radio program which deals with business topics. He received his Bachelor of Arts Degree (Economics) from the University of Washington in 1967 and his Master of Business Administration Degree (Finance) from the University of Puget Sound.

There have been no events during the last five years that are material to an evaluation of the ability or integrity of any director, person nominated to become a director, executive officer, promoter or control person including:

a) Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

b) Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

c) Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; and

d) Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

There are no arrangements or understandings between any two or more Directors or Executive Officers, pursuant to which he/she was selected as a Director or Executive Officer.  There are no family relationships, material arrangements or understandings between any two or more Directors or Executive Officers.

Committees of the Board of Directors

The Board of Directors has only one standing committee, namely the Audit Committee. We do not have a Compensation Committee or a Nominating Committee.

Audit Committee Report

The Audit Committee’s functions are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective actions; review and monitor our policies relating to ethics and conflicts of interests; and discuss with management and the independent accountants our draft annual and quarterly financial statements and key accounting and/or reporting matters. The Board, in light of the increased responsibilities placed on the Audit Committee during 2002 by the Sarbanes-Oxley Act and the SEC, adopted an Amended and Restated Charter in late 2002. All current members of the Audit Committee are “independent” within the meaning of the new regulations from the SEC regarding audit committee membership. The Audit Committee includes at least one independent member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.”  Our “audit committee financial expert” who satisfies that definition under the Sarbanes-Oxley Act is Ted Sharp.  Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Sharp’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Sharp any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

There are no other committees of the Board of Directors.

Code of Ethics

We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics, or the Code, reflects the business practices and principles of behavior that support this commitment. The Code satisfies SEC rules for a “code of ethics” required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the Nasdaq listing standards requirement for a “code of conduct.” The Code is available at our Website, and we will post any amendment to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC or the Nasdaq, on our Website.

Executive Compensation

We have no formal plan for compensating our Directors for their service in their capacity as Directors.  The Board of Directors may award special remuneration to any Director undertaking any special services on behalf of us other than services ordinarily required of a Director.  No Director received any compensation for his services as a Director, including his committee participation and/or special assignments, other than indicated below.

We grant stock options to our Directors, Executive Officers and employees.

We established an Employee Stock Ownership Plan (“ESOP”) that covers all of our employees.

We have a 401K Plan the terms of which call for us to contribute 3% of the first $100,000 of each of our employee’s income to the Plan. Other than participation in our stock option plan and/or ESOP and/or 401K, no funds were set aside or accrued by us during Fiscal 2005 to provide pension, retirement or similar benefits for Directors or Executive Officers.

We have no plans or arrangements in respect of remuneration received or that may be received by Executive Officers of ours’ in Fiscal 2005 to compensate these officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds US$60,000 per Executive Officer.

No Executive Officer/Director received other compensation in excess of the lesser of US$25,000 or 10% of such officer's cash compensation, and all Executive Officers/Directors as a group did not receive other compensation, which exceeded US$25,000 times the number of persons in the group or 10% of the compensation.

Except for our stock option plan, ESOP and 401K Plan we have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our Directors or Executive Officers.  However, Michael C. Nasser and Donald M. Boone receive a discretionary bonus.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee and none of our executive officers have a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

We have no written employment agreements.

The table below shows the amount of money that was paid to our two officers over the last three years.

Summary Compensation Table

                                                                                       Annual Compensation

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Donald M. Boone, President and CEO	2005 2004 2003	$36,000 $33,000 $36,000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

Michael C. Nasser, Corporate Secretary	2005 2004 2003	$177,000 $177,000 $177,000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

Employee Stock Ownership Plan

The Company sponsors an employee stock ownership plan (“ESOP”) that covers all U.S. employees who are employed by the Company on August 31st of each year and who have at least one thousand hours with the company in the twelve months preceding that date. The ESOP grants to participants in the plan certain ownership rights in, but not possession of, the common stock of the Company held by the Trustee of the Plan.  Shares of common stock are allocated annually to participants in the ESOP pursuant to a prescribed formula.  The Company accounts for its ESOP in accordance with Statement of Position 93-6 (Employers’ Accounting for Employee Stock Ownership Plans).  The Company records compensation expense equal to the market price of the shares acquired on the open market.  ESOP compensation expense was $182,141, $143,220, $143,050 and $155,051 for Fiscal 2005/2004/2003/2002, respectively.  The ESOP shares allocated as of August 31, 2005/2004/2003/2002 were 267,323, 272,089, 245,375 and 221,561, respectively.  The contributions for Donald Boone were $1,800, $2,268, $1,980, and $2,520 for Fiscal 2005/2004/2003/2002, respectively; the contributions for the Michael Nasser were $5,000, $6,300, $6,000, and $7,000 for Fiscal 2005/2004/2003/2002, respectively.  There are no un-funded liabilities.

Stock Option Program

Stock Options to purchase securities from us can be granted to Directors and Employees of ours on terms and conditions acceptable to the regulatory authorities in Canada, notably the Toronto Stock Exchange, the Ontario Securities Commission and British Columbia Securities Commission.  We have no formal written stock option plan.

Under our stock option program, stock options for up to 10% of the number of our issued and outstanding common shares may be granted from time to time, provided that stock options in favor of any one individual may not exceed 5% of our issued and outstanding common shares.  No stock option granted under the stock option program is transferable by the optionee other than by will or the laws of descent and distribution, and each stock option is exercisable during the lifetime of the optionee only by such optionee.

The exercise price of all stock options granted under the stock option program must be at least equal to the fair market value (subject to regulated discounts) of such common shares on the date of grant, and the maximum term of each stock option may not exceed ten years and are determined in accordance with Toronto Stock Exchange ("TSE") guidelines.

The names and titles of our Directors and Executive Officers to whom outstanding stock options have been granted and the number of common shares subject to such options are set forth in the following table as of 01/08/06, as well as the number of options granted to Directors and all employees as a group.

 Stock Options Outstanding

Name	Number of Options Granted	Exercise Price per Option (Cdn$)	Expiration Date of Stock Option
Michael C. Nasser	52,500	$2.83	8/06/2006
Total Officers/Directors (2 persons)	52,500
Total Employees/Consultants	0
Total Officers/Directors/Employees	52,500

COMPENSATION PURSUANT TO STOCK OPTIONS

The following table sets forth information on option grants in fiscal year 2005 to the Named Executive Officers.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

	Number of Securities Underlying Options Granted (#)(	Percent of Total Options Granted to Employees in Fiscal Year	($/Share)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name					0% ($)	5% ($)	10% ($)

There were no stock options grants in the last Fiscal Year

(2)

Potential realizable values are based on assumed annual rates of return specified by Securities and Exchange Commission rules. We caution any offeree that such increases in values are based on speculative assumptions and should not inflate expectations of the future value of their holdings.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table provides information on option exercises in fiscal year 2005 by the Named Executive Officers and the value of their unexercised options at August  31, 2005.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Donald M. Boone	Nil	Nil	52,500	Nil	Nil	$262,500
Michael C. Nasser	Nil	Nil	52,500	Nil	Nil	$262,500

Limitation of Liability and Indemnification

Our certificate of incorporation limits the personal liability of our board members for breaches by them of their fiduciary duties. Our bylaws also require us to indemnify our directors and officers to the fullest extent permitted by British Columbia law. British Columbia law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following acts:

*	any breach of their duty of loyalty to us or our stockholders;

*	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

*	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; and

*	any transaction from which the director derived an improper personal benefit.

Such limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition British Columbia laws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether indemnification would be permitted under British Columbia law. We currently maintain liability insurance for our directors and officers.

We intend to enter into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, will provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of  Jewett-Cameron, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We are a publicly-owned corporation and our shares are owned by United States residents, Canadian residents, and residents of other jurisdictions.  Another corporation or any foreign government does not control us directly or indirectly.  There are no arrangements that may result in a change of control of our company.

We are aware of two individuals who own more than five percent (5%) of our common stock. These two people are listed in the table below. 1

The table below also lists as of  11/30/05 all Directors and Executive Officers who beneficially own our voting securities and the amount of our voting securities owned by the Directors and Executive Officers as a group.

Shareholdings of Directors and Executive Officers

Title of Class	Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (#)

Common	Donald M. Boone (2)	459,963	31.5%
Common	Michael C. Nasser (3) (2)	271,176	18.6%
	Total	731,139	50.1%

(1) U.S. National Bank, Trustee for Jewett-Cameron Trading Co. Ltd. Employee Stock Option Plan and Trust is the holder of 147,667 common shares, which represents 14.5% of the issued and outstanding shares.

 (2) Addresses: c/o Jewett-Cameron Trading Company Ltd.

                   32775 NW Hillcrest, North Plains, Oregon  97133

 (3) 52,500 represent currently exercisable stock options.

#  Based on 1,459,858 shares outstanding as of  11/30/05 and currently exercisable stock options owned by each beneficial  Stockholder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Private Placements of Equity Securities.    Since August 1, 1999, we have not completed any private placements of securities.

Other Transactions

Loans to Executive Officers.    We do not have any loans outstanding to any of our directors or executive officers.

Stock Options Granted to Directors and Executive Officers.    For more information regarding the grant of stock options to directors and executive officers, please see “Management—Director Compensation” and “—Executive Compensation.”

Indemnification and Insurance.    Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by British Columbia law. We intend to enter into indemnification agreements with all of our directors and executive officers and to purchase directors’ and officers’ liability insurance prior to the consummation of this offering. In addition, our certificate of incorporation will limit the personal liability of our board members for breaches by the directors of their fiduciary duties. See “Management--Limitation of Liability and Indemnification.”

Executive Compensation And Employment Agreements.  Please see "Management--Executive Compensation" and " Management---Stock Options" for additional information on compensation of our executive officers. Information regarding employment agreements with several of our executive officers is set forth under "Management--Employment Agreements."

LEGAL MATTERS

Issues as to the securities laws of the United States in connection with this Offering will be passed upon for us by Charles A. Cleveland, P.S., Attorney at Law, Suite 304, Rock Pointe Corporate Center, 1212 North Washington, Spokane, Washington, 99201-2401. Issues as to the corporate and securities laws of Canada and British Columbia in connection with this Offering will be passed upon for us by Richards Buell Sutton, Suite 700, 401 West Georgia Street, Vancouver, British, Columbia, V6B 5A1.

EXPERTS

Our financial statements as of the year ended August 31, 2005, included in this prospectus and in the registration statement, have been audited by Davidson & Company, independent chartered accountants, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

 We have filed with the SEC, a registration statement on Form S-1 under the Securities Act with respect to the common shares offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common shares, we refer you to the registration statement and to its exhibits and schedules. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a web site maintained by the SEC. The address of this site is http://www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

We are organized under the laws of British Columbia, Canada. At the current time we have no directors and officers who live outside the United States nor do we have any assets in Canada or any foreign country. However, if we ever have any foreign assets or directors and officers who live outside the United States, and whose assets may be be located outside the United States it will be difficult for investors to effect service of process within the United States upon its non-U.S. directors and officers or to recover against us, or its non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Canada against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Canadian law and do not have force of law in Canada. A Canadian court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Canadian law. However, we may be served with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares made hereby by serving CT Corporation System, its U.S. agent, irrevocably appointed for that purpose.

Further, we have been advised by Richards Buell Sutton that there are grounds upon which Canadian courts may not enforce judgments of U.S. courts. Because judgments of U.S. courts are not automatically enforceable in Canada, it may be difficult for you to recover against us based upon such judgments.

FEDERAL TAX CONSIDERATIONS TO NON-UNITED STATES  AND UNITED STATES HOLDERS

Material Tax Considerations to Non-U.S. Holder

The following is a summary of material United States federal income and estate tax considerations to a non-United States holder (as defined below) relating to the acquisition, ownership and disposition of shares of common stock purchased in this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the Internal Revenue Code of 1986, as amended, or, the Code, final, temporary and proposed United States Treasury regulations promulgated thereunder, Internal Revenue Service rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary does not address all the tax consequences that may be relevant to certain non-United States holders in light of the holder’s particular circumstances and it is not intended to be applicable in all respects to all categories of non-United States holders, some of whom may be subject to special rules not discussed below. The discussion below deals only with shares of common stock held as “capital assets” within the meaning of the Code (generally, property held for investment), and does not address purchasers of the common stock that may be subject to special rules (including, without limitation, certain expatriates, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass through entities, holders whose functional currency is not the United States dollar and persons that hold the common stock as part of a straddle, hedge, conversion or other integrated transaction). In addition, the following discussion does not address any state, local or foreign tax considerations that may be relevant to a non-United States holder’s decision to purchase, own or dispose of shares of common stock.

The rules governing the United States federal income and estate taxation of a non-United States holder are complex, and no attempt will be made herein to provide more than a summary of those rules. Special rules may apply to a non-United States holder that is a controlled foreign corporation, passive foreign investment company or foreign personal holding company and therefore subject to special treatment under the Code. NON-UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

For purposes of the federal income tax portion of this summary, a “non-United States holder” is a beneficial owner of common stock that for United States federal income tax purposes is a nonresident alien or a corporation, trust or estate that is not (1) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (2) an estate the income of which is subject to United States federal income taxation regardless of its source or (3) a trust (a) that is subject to the supervision of a court within the United States and one or more United States persons (as described in section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

For purposes of the federal estate tax portion of this summary, a “non-United States holder” is a beneficial owner of common stock who is an individual who is not a United States citizen and who is not domiciled in the United States and who is not otherwise a resident of the United States for federal income tax purposes. A person acquires a domicile in the United States by living in the United States, even for a brief period, with “no definite present intention” of later removing from the United States. If domicile exists in the United States, an intention to change domicile does not actually effect such a change unless accompanied by an actual removal from the United States.

Dividends on Common Stock

Generally, any dividends paid to a non-United States holder of common stock will be subject to United States federal income tax withholding at a rate of 30% of the amount of the dividend, or at a lower applicable income tax treaty rate. However, if the dividend is effectively connected with the conduct of a United States trade or business of a non-United States holder, and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-United States holder, a non-United States holder generally will be taxed in the same manner as a United States holder. An effectively connected dividend received by a corporate non-United States holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate). Even though an effectively connected dividend is subject to United States federal income tax, and may be subject to the branch profits tax, it is not subject to withholding tax (unless derived through a partnership) if the non-United States holder delivers Internal Revenue Service Form W-8ECI (or successor form) annually to us or our agent.

United States Treasury regulations require a non-United States holder to provide certain certifications under penalties of perjury that such holder is not a United States person in order to obtain treaty benefits (and avoid backup withholding as discussed below), a non-United States holder must deliver to us or our agent a properly executed IRS Form W-8BEN (or successor form).

A non-United States holder of common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

A non-United States holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of such holder’s common shares. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-United States holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-United States holder otherwise would be subject to tax on gain from the sale or disposition of common shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-United States holder unless (i) a lower treaty rate applies and the non-United States holder files Internal Revenue Service Form W-8BEN (or successor form) evidencing eligibility for that reduced rate with us or our agent; or (ii) the non-United States holder files Internal Revenue Service Form W-8ECI (or successor form) with us or our agent claiming that the distribution is effectively connected income. However, a non-United States holder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Sale, Exchange or Other Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized upon a sale, exchange or other disposition of common stock by a non-United States holder generally will not be subject to United States federal income tax unless:

(1)  the gain is effectively connected with a trade or business conducted by the non-United States holder in the United States, and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder,

(2)  in the case of a non-resident individual who holds stock as a capital asset, the individual has been present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and certain other requirements are met, or

(3)  in the case of a non-United States holder who owns or has owned, actually or constructively, during the relevant statutory period more than 5% of our stock, we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other requirements are met.

Although there can be no assurance, we do not believe that we have been or currently are a “United States real property holding corporation”.

If the gain is effectively connected with a trade or business conducted by the non-United States holder in the United States, and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder, the non-United States holder generally will recognize capital gain or loss equal to the difference between the amount of cash proceeds and the fair market value of any property received in the sale, exchange or other disposition and the non-United States holder’s adjusted tax basis in the shares of common stock sold, exchanged, or otherwise disposed.

Federal Estate Taxes

Common stock that is beneficially owned by an individual non-United States holder at the time of death will be included in the individual’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. The individual’s gross estate might also include the value of common stock which is held indirectly by the individual through one or more domestic or foreign entities. Non-United States holders are encouraged to consult their tax advisors regarding the inclusion of the value of the common stock in their gross estate in cases where it is owned indirectly through one or more entities.

Backup Withholding and Information Reporting

Dividends on common stock paid to a non-United States holder will generally be exempt from backup withholding tax, provided that non-United States holders meet applicable certification requirements or otherwise establish an exemption. Non-United States holders that fail to meet these requirements will be subject to backup withholding at the rate of 28%.

Payments of the proceeds from the sale of shares of common stock by or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-United States holder certifies under penalties of perjury that it is a non-United States holder or otherwise establishes an exemption from information reporting and backup withholding.

Information reporting requirements and backup withholding tax generally will not apply to any payment of the proceeds of the sale of shares of common stock effected outside the United States by a foreign office of a “broker” (as defined in applicable United States Treasury Regulations). However, if the broker:

(1)  is a United States person,

(2)  derives 50% or more of its gross income from all sources for certain periods from the conduct of a United States trade or business,

(3)  is a controlled foreign corporation as to the United States, or

(4)  is a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or is a foreign partnership that is engaged in a trade or business in the United States,  payment of the proceeds will be subject to information reporting requirements and/or backup withholding tax unless the broker has documentary evidence in its records that the beneficial owner is a non-United States holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

Any amounts withheld from a payment to a non-United States holder under the backup withholding rules generally will be allowed as a credit against the non-United States holder’s United States federal income tax liability and may entitle the non-United States holder to a refund, provided that the required information is provided to the Internal Revenue Service.

Material Tax Considerations to U.S. Holder

Purchasers of shares of our Common Stock will receive no tax benefits from their ownership other than those normally incurred pursuant to long-term/short-term capital gains and losses upon the sale of shares. Under the Jobs and Growth Tax Relief Reconciliation Act of 2003 the maximum tax rate on most types of long-term capital gain is reduced from 20% to 15%. The rates return to normal for taxable years beginning after December 31, 2008.

Common stock that is beneficially owned by an individual United States holder at the time of death will be included in the individual’s gross estate for United States federal estate tax purposes. The individual’s gross estate might also include the value of common stock which is held indirectly by the individual through one or more domestic or foreign entities.

Dividends on common stock paid to a United States holder are not subject to backup withholding tax. The maximum tax rate on dividends was generally reduced from 38.6% to 15% under the Jobs and Growth Tax Relief Reconciliation Act of 2003. This change in the law is effective for tax years beginning after December 31, 2002. The 15% rate continues through 2008 and drops to zero for 2008. The rates return to normal for taxable years beginning after December 31, 2008.

United States holders should consult with their own tax advisors to determine the effect of federal, state, and local tax laws with regard to the purchase, ownership and disposition of shares of common stock.

#

Index to Consolidated Financial Statements

Audited Financial Statements

Report of Independent Registered Accounting Firm, dated 10/28/2005

  Balance Sheets at 8/31/2005 and 8/31/2004

Consolidated Statements of Operations

  For the years ended 8/31/2005, 8/31/2004, and 8/31/2003

Consolidated Statements of Stockholders’ Equity

  For the years ended 8/31/2005, 8/31/2004, and 8/31/2003

Consolidated Statements of Cash Flows

  For the years ended 8/31/2005, 8/31/2004, and 8/31/2003

Notes to Financial Statements

Report of Independent Registered Accounting Firm, dated 10/28/2005

Financial Statement Schedule

Schedule II: Valuation and Qualifying Accounts

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

AUGUST 31, 2005

#

DAVIDSON & COMPANY LLP  Chartered AccountantsA Partnership of Incorporated Professionals

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Jewett-Cameron Trading Company Ltd. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Jewett-Cameron Trading Company Ltd. and Subsidiaries as at August 31, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended August 31, 2005, 2004 and 2003.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at August 31, 2005 and 2004 and the results of their operations and their cash flows for the years ended August 31, 2005, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

"DAVIDSON & COMPANY LLP"

Vancouver, Canada	Chartered Accountants

October 28, 2005

A Member of SC INTERNATIONAL

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, BC, Canada, V7Y 1G6

elephone (604) 687-0947  Fax (604) 687-6172

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. Dollars)

AS AT AUGUST 31

	2005	2004

ASSETS

Current assets
Cash and cash equivalents	$ 609,944	$ 290,482
Accounts receivable, net of allowance of $Nil (2004 - $Nil)	6,401,765	6,514,455
Inventory (Note 3)	7,774,413	10,070,201
Prepaid expenses	54,691	123,890
Note receivable (Note 4)	38,238	89,747

Total current assets	14,879,051	17,088,775

Property, plant and equipment (Note 5)	2,482,207	2,791,508

Deferred income taxes (Note 6)	177,100	45,700

Total assets	$ 17,538,358	$ 19,925,983

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. Dollars)

AS AT AUGUST 31

	2005	2004

Continued

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Bank indebtedness (Note 7)	$ 2,077,063	$ 6,249,552
Accounts payable	2,433,687	2,375,785
Accrued liabilities	965,412	825,712
Accrued income taxes	350,997	191,450
Current portion of promissory note	56,000	-
Notes payable (Note 8)	-	1,899,292

Total current liabilities	5,883,159	11,541,791

Long term liabilities
Promissory note (Note 9)	2,141,079	-

Total Long term liabilities	2,141,079	-

Total Liabilities	8,024,238	11,541,791

Contingent liabilities and commitments (Note 14)

Stockholders’ equity
Capital stock (Note 10)
Authorized
20,000,000 Common shares, without par value
10,000,000 Preferred shares, without par value
Issued
1,479,859 Common shares (2004 – 1,465,859)	1,883,604	1,802,264
Additional paid-in capital	583,211	583,211
Subscriptions received in advance (Note 10)	117,500	-
Retained earnings	6,929,805	5,998,717

	9,514,120	8,384,192

Less: Treasury stock – Nil common shares (2004 – Nil)	-	-

Total stockholders’ equity	9,514,120	8,384,192

Total liabilities and stockholders’ equity	$ 17,538,358	$ 19,925,983

Nature of operations (Note 1)

The accompanying notes are an integral part of these consolidated financial statements.

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in U.S. Dollars)

YEAR ENDED AUGUST 31

	2005	2004	2003

SALES	$ 74,617,461	$ 71,335,127	$ 55,368,587

COST OF SALES	65,328,359	63,094,765	47,660,300

GROSS PROFIT	9,289,102	8,240,362	7,708,287

OPERATING EXPENSES
Selling, general and administrative expenses	2,535,858	2,512,166	1,798,008
Depreciation	377,298	352,933	333,123
Wages and employee benefits	4,850,064	4,156,089	4,837,830

	7,763,220	7,021,188	6,968,961

Income from operations	1,525,882	1,219,174	739,326

OTHER ITEMS
Interest and other income	215,797	38,712	2,048
Interest expense	(345,591)	(391,246)	(346,030)

	(129,794)	(352,534)	(343,982)

Income before income taxes	1,396,088	866,640	395,344

Income taxes (Note 6)
Current	596,400	249,500	25,000
Deferred	(131,400)	50,000	76,200

	465,000	299,500	101,200

Net income for the year	$ 931,088	$ 567,140	$ 294,144

Basic earnings per common share	$ 0.63	$ 0.39	$ 0.20

Diluted earnings per common share	$ 0.60	$ 0.37	$ 0.19

Weighted average number of common shares outstanding:
Basic	1,478,747	1,463,859	1,467,992
Diluted	1,548,845	1,526,687	1,536,807

The accompanying notes are an integral part of these consolidated financial statements.

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(Expressed in U.S. Dollars)

YEAR ENDED AUGUST 31

Balance, August 31, 2002	1,508,493	$1,706,451	67,050	$ (257,272)	$ 602,587	$ -	$ 5,365,515	$ 7,417,281

Net income for the year	-	-	-	-	-	-	294,144	294,144
Private placement	12,860	106,100	-	-	-	-	-	106,100
Stock issued under employee ownership plan (“ESOP”)	7,083	58,789	-	-	-	-	-	58,789
Stock cancelled	(78,550)	(95,549)	-	-	-	-	-	(95,549)
Stock based compensation recovery	-	-	-	-	(19,376)	-	-	(19,376)
Treasury stock acquired	-	-	8,800	(66,359)	-	-	-	(66,359)
Treasury stock cancelled	-	-	(78,550)	323,631	-	-	-	323,631
Premium relating to cancellation of capital stock	-	-	-	-	-	-	(228,082)	(228,082)
Adjustment for 3:2 stock split	9,973	-	2,700	-	-	-	-	-

Balance, August 31, 2003	1,459,859	1,775,791	-	-	583,211	-	5,431,577	7,790,579

Net income for the year	-	-	-	-	-	-	567,140	567,140
Stock options exercised	6,000	26,473	-	-	-	-	-	26,473

Balance, August 31, 2004	1,465,859	$ 1,883,604	-	$ -	$ 583,211	-	$ 5,998,717	$ 8,384,192

Net income for the year							931,088	931,088
Stock issued under employee ownership plan (“ESOP”)	14,000	81,340	-	-	-	-	-	81,340

Subscriptions received	-	-	-	-	-	117,500	-	117,500

Balance, August 31, 2005	1,479,859	$ 1,883,604	-	$ -	$ 583,211	$ 117,500	$ 6,929,805	$ 9,514,120

The accompanying notes are an integral part of these consolidated financial statements.

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. Dollars)

YEAR ENDED AUGUST 31

	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the year	$ 931,088	$ 567,140	$ 294,144
Items not involving an outlay of cash:
Depreciation	377,298	352,933	333,123
Gain on sale property, plant and equipment Deferred income taxes	(8,827) (131,400)	(10,667) 50,000	- 76,200
Stock-based compensation expense (recovery)	-	-	(19,376)
Shares issued for ESOP	81,340	-	-

Changes in non-cash working capital items:
(Increase) decrease in accounts receivable	112,690	(453,840)	38,118
(Increase) decrease in income taxes receivable	-	529,025	(529,025)
(Increase) decrease in inventory	2,295,788	(1,409,729)	(1,844,183)
(Increase) decrease in prepaid expenses	69,199	77,324	(98,791)
Increase (decrease) in accounts payable and accrued liabilities	197,602	748,494	(1,565,757)
Increase in accrued income taxes	159,547	191,450	-

Net cash provided by (used in) operating activities	4,084,325	642,130	(3,315,547)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds (repayment) of bank indebtedness	(4,172,489)	242,464	3,041,449
Issuance of capital stock for cash	-	26,473	164,889
Share subscription received in advance	117,500	-	-
Repayment of notes payable	(1,899,292)	(362,663)	-
Promissory note, net of repayment	2,197,079	-	-
Treasury shares acquired	-	-	(66,359)

Net cash provided by (used in) financing activities	(3,757,202)	(93,726)	3,139,979
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds on payment notes receivable	51,509	52,702	-
Proceeds on sale of property, plant and equipment	14,000	11,401	-
Purchase of property, plant and equipment	(73,170)	(558,896)	(57,552)

Net cash used in investing activities	(7,661)	(494,793)	(57,552)
Change in cash and cash equivalents	319,462	53,611	(233,120)

Cash and cash equivalents, beginning of year	290,482	236,871	469,991

Cash and cash equivalents, end of year	$ 609,944	$ 290,482	$ 236,871

Supplemental disclosure with respect to cash flows (Note 17)

The accompanying notes are an integral part of these consolidated financial statements.

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

AUGUST 31, 2005

1.

NATURE OF OPERATIONS

Jewett-Cameron Trading Company Ltd. and subsidiaries (the “Company” or “Jewett”) was incorporated under the Company Act of British Columbia on July 8, 1987.

The Company, through its subsidiaries, operates out of facilities located in North Plains and Portland, Oregon and Ogden, Utah.  The Company operates as a wholesaler of lumber and building materials to home improvement centres located primarily in the Pacific and Rocky Mountain regions of the United States; as a processor and distributor of industrial wood and other specialty building products principally to original equipment manufacturers in the United States; as an importer and distributor of pneumatic air tools and industrial clamps in the United States; and as a processor and distributor of agricultural seeds in the United States.

2.

SIGNIFICANT ACCOUNTING POLICIES

Generally accepted accounting principles

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles of the United States of America (“US GAAP”).  These consolidated financial statements also comply, in all material respects, with Canadian generally accepted accounting principles (“Canadian GAAP”) with respect to recognition, measurement and presentation.

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, The Jewett-Cameron Lumber Corporation, Jewett-Cameron Seed Co., Greenwood Products, Inc. and MSI-PRO Co., all of which are incorporated under the laws of Oregon, U.S.A.

Significant inter-company balances and transactions have been eliminated upon consolidation.

Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Currency

These financial statements are expressed in U.S. dollars as the Company's operations are based only in the United States.  Any amounts expressed in Canadian dollars are indicated as such.

Cash and cash equivalents

The Company considers Cash and cash equivalents to be highly liquid investments with original maturities of three months or less.  At August 31, 2005 and 2004, cash and cash equivalents consisted of cash held at financial institutions.

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

AUGUST 31, 2005

2.

SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Accounts receivable

Trade and other accounts receivable are reported at face value less any provisions for uncollectible accounts considered necessary. Accounts receivable primarily includes trade receivables from customers.   The Company estimates doubtful accounts on an item-by-item basis and includes over aged accounts as part of allowance for doubtful accounts, which are generally ones that are ninety days or greater overdue.

Inventory

Inventory, which consists of finished goods, is recorded at the lower of cost, based on the average cost method, and market.  Market is defined as net realizable value.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation.  The Company provides for depreciation over the estimated life of each asset on a straight-line basis over the following periods:

Office equipment	5-7 years
Warehouse equipment	2-10 years
Buildings	5-30 years

Asset retirement obligations

The Company records the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the long-lived assets.  The Company also records a corresponding asset which is amortized over the life of the asset.  Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time (accretion expense) and changes in the estimated future cash flows underlying the obligation (asset retirement cost).

Impairment of long-lived assets and long-lived assets to be disposed of

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount and the fair value less costs to sell.

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

AUGUST 31, 2005

2.

SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Foreign exchange

The Company's functional currency for all operations is the U.S. dollar.  The Company does not have non-monetary or monetary assets and liabilities that are in a currency other than the U.S. dollar.  Any income statement transactions in a foreign currency are translated at rates that approximates those in effect at the time of translation.  Gains and losses from translation of foreign currency transactions into U.S. dollars are included in current results of operations.

Earnings per share

Basic earnings per common share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted earnings per common share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares.

The earnings per share data for the years ended August 31 is summarized as follows:

	2005	2004	2003

Net income for the year	$ 931,088	$ 567,140	$ 294,144

Basic earnings per share weighted average number of common shares outstanding (1)	1,478,747	1,463,859	1,467,992
Effect of dilutive securities Stock options (1)	70,098	62,829	68,815

Diluted earnings per share weighted average number of common shares outstanding (1)	1,548,845	1,526,687	1,536,807

Stock option plan

Statements of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”) encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans based on the fair value of options granted.  The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations and to provide additional disclosures with respect to the pro-forma effects of adoption had the Company recorded compensation expense as provided in SFAS No. 123.

In accordance with APB 25, compensation costs for stock options is recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock.  Generally, the exercise price for stock options granted to employees equals or exceeds the fair market value of the Company's common stock at the date of grant, thereby resulting in no recognition of compensation expense by the Company.

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

AUGUST 31, 2005

2.

SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Stock option plan (cont’d…)

The Company accounts for stock based compensation associated with the repricing of employee stock options in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation” (“FIN 44”).  For accounting purposes, the repricing of existing stock options requires variable accounting for the new options granted from the date of modification.  Variable accounting requires that the intrinsic value, being the excess of the current market price at the end of each reporting period in excess of the exercise price of the repriced options, be expensed as non-cash stock based compensation expense until such time as the repriced options are exercised, expire or are otherwise forfeited.  Any increase in the intrinsic value of the repriced options will decrease reported earnings and any subsequent decreases in value will increase reported earnings.

If under SFAS No. 123 the Company determined compensation costs based on the fair value at the grant date for its stock options, net earnings and earnings per share would have been changed to the following pro-forma amounts:

	2005	2004	2003

Net income
As reported	$ 931,088	$ 567,140	$ 294,144

Add: Total stock-based employee compensation expense included in income, as reported determined under APB 25, net of related tax effects	-	-	(19,376)

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	-	-	-

Pro forma	$ 931,088	$ 567,140	$ 274,768

Basic earnings per share
As reported	$ .63	$ 0.39	$ 0.20

Pro forma	$ .63	$ 0.39	$ 0.19

Diluted earnings per share
As reported	$ .60	$ 0.37	$ 0.19

Pro forma	$ .60	$ 0.37	$ 0.18

Under Canadian GAAP, stock options granted are accounted for under the fair value method.  There were no options granted for the years ended August 31, 2005, 2004 and 2003, and therefore there are no differences between Canadian GAAP and US GAAP.

Comprehensive income

The Company has no items of other comprehensive income in any year presented.  Therefore, net income presented in the consolidated statements of operations equals comprehensive income.

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

AUGUST 31, 2005

2.     SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Financial instruments

The Company uses the following methods and assumptions to estimate the fair value of each class of financial instruments for which it is practicable to estimate such values:

Cash and cash equivalents

The carrying amount approximates fair value because the amounts consist of cash held at financial institutions.

Accounts receivable / Note receivable

The carrying amounts approximate fair value due to the short-term nature and historical collectability.

Bank indebtedness

The carry amount approximates fair value due to the short-term nature of the obligation.

Accounts payable / Accrued liabilities/ Accrued income taxes

The carrying amount approximates fair value due to the short-term nature of the obligations.

Promissory note

The fair value of the promissory note is determined by discounting the future contractual cash flows under current financing arrangements at discount rates which represent borrowing rates presently available to the Company for loans with similar terms and maturity.

The estimated fair values of the Company's financial instruments are as follows:

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$ 609,944	$ 609,944	$ 290,482	$ 290,482
Accounts receivable	6,401,765	6,401,765	6,514,455	6,514,455
Note receivable	38,238	38,238	89,747	89,747
Bank indebtedness	2,077,063	2,077,063	6,249,552	6,249,552
Accounts payable and accrued liabilities	3,399,099	3,399,099	3,392,947	3,392,947
Accrued income taxes	350,997	350,997	191,450	191,450
Notes payable Promissory note	- 2,197,079	- 2,306,278	1,899,292 -	1,899,292 -

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

AUGUST 31, 2005

2.

SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Income taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes".  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards.  Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Shipping and handling costs

The Company incurs certain expenses related to preparing, packaging and shipping its products to its customers, mainly third-party transportation fees. All costs related to these activities are included as a component of cost of goods sold in the consolidated statement of operations. All costs billed to the customer are included as revenue in the consolidated statement of operations.

Revenue recognition

The Company recognizes revenue from the sales of building supply products, industrial wood and other specialty products and tools, when the products are shipped, title passes, and the ultimate collection is reasonably assured.  Revenue from the Company's seed operations is generated by the provision of seed processing, handling and storage services provided to seed growers, and by the sales of seed products.  Revenue from the provision of these services and products is recognized when the services have been performed and products sold and collection of the amounts is reasonably assured.

Reclassifications

Certain reclassifications have been made to prior years’ financial statements to conform to the classifications used in the current year.

Recent Accounting Pronouncements

In December 2004, Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29” (“SFAS 153”) which amends Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions” to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

AUGUST 31, 2005

2.

SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

In December 2004, FASB issued Statement of Financial Accounting Standards No. 123R, “Share Based Payment” (“SFAS 123R”).  SFAS 123R supersedes APB 25 and its related implementation guidance by requiring entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions) and revises SFAS 123 as follows:

i)

Public entities are required to measure liabilities incurred to employees in share-based payment transactions at fair value and nonpublic entities may elect to measure their liabilities to employees incurred in share-based payment transactions at their intrinsic value whereas under SFAS 123, all share-based payment liabilities were measured at their intrinsic value.

ii)

Nonpublic entities are required to calculate fair value using an appropriate industry sector index for the expected volatility of its share price if it is not practicable to estimate the expected volatility of the entity’s share price.

iii)

Entities are required to estimate the number of instruments for which the requisite service is expected to be rendered as opposed to accounting for forfeitures as they occur.

iv)

Incremental compensation cost for a modification of the terms or conditions of an award is measured by comparing the fair value of the modified award with the fair value of the award immediately before the modification whereas SFAS 123 required that the effects of a modification be measured as the difference between the fair value of the modified award at the date it is granted and the award’s value immediately before the modification determined based on the shorter of (1) its remaining initially estimated expected life or (2) the expected life of the modified award.

SFAS 123R also clarifies and expands guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods.  SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force No. 96-18 “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods and Services” (“EITF 96-18”).  SFAS 123R also does not address the accounting for employee share ownership plans which are subject to Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”.  Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first annual reporting period that begins after June 15, 2005.  Public entities that file as small business issuers will be required to apply SFAS 123R in the first annual reporting period that begins after December 15, 2005.  For nonpublic entities, SFAS 123R must be applied as of the beginning of the first annual reporting period beginning after December 15, 2005.

In May 2005, FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”) which is effective for fiscal years ending after December 15, 2005.  SFAS 154 requires that changes in accounting policy be accounted for on a retroactive basis.

The adoption of these new pronouncements is not expected to have a material effect on the Company's consolidated financial position or results of operations.

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

AUGUST 31, 2005

3.

INVENTORY

	2005	2004

Home improvement and wood products	$ 6,735,260	$ 9,306,682
Air tools and industrial clamps	345,693	256,176
Agricultural seed products	693,460	507,343

	$ 7,774,413	$ 10,070,201

4.

NOTE RECEIVABLE

The note receivable is due on demand and bears interest at prime plus 1%.

5.

PROPERTY, PLANT AND EQUIPMENT

	2005	2004

Office equipment	$ 614,367	$ 571,635
Warehouse equipment	1,161,617	1,154,108
Buildings	2,345,034	2,345,034
Land	608,066	608,066

	4,729,084	4,678,843
Accumulated depreciation	(2,246,877)	(1,887,335)

Net book value	$ 2,482,207	$ 2,791,508

In the event that facts and circumstances indicate that the carrying amount of an asset may not be recoverable and an estimate of future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss will be recognized. Management's estimates of revenues, operating expenses, and operating capital are subject to certain risks and uncertainties which may affect the recoverability of the Company's investments in its assets.  Although management has made its best estimate of these factors based on current conditions, it is possible that changes could occur which could adversely affect management's estimate of the net cash flow expected to be generated from its operations.

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

AUGUST 31, 2005

6.

INCOME TAXES

A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory US federal income tax rate to income before income taxes is as follows:

	2005	2004	2003

Computed tax at the federal statutory rate of 34%	$ 474,670	$ 294,658	$ 134,417
State taxes, net of federal benefit	57,420	31,020	15,180
Stock based compensation	-	-	(6,588)
Depreciation	24,246	(25,444)	(21,233)
Operating loss carryforwards	(97,615)	-	(38,265)
Inventory reserve	-	(11,960)	(3,541)
Maintenance reserve	14,379	-	-
Bad debt reserve	-	-	11,316
Other	(8,100)	11,226	9,914
Provision for income taxes	$ 465,000	$ 299,500	$ 101,200

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company's deferred tax assets are as follows:

	2005	2004
Deferred tax assets:
Allowance for inventory	$ 15,800	$ 15,130
Allowance maintenance	15,900	-
ESOP expense difference book and tax	20,300	-
Difference between book and tax depreciation	58,700	30,570
Net operating loss carryforwards - Canada	66,400	54,632

Total deferred tax assets	177,100	100,332
Valuation allowance	-	(54,632)

Net deferred tax assets	$ 177,100	$ 45,700

The Company had provided a full allowance on the deferred tax asset relating to its Canadian net operating loss carryforwards due to the uncertainty of these being realized through 2004.  This uncertainty has been removed and the allowance has been reversed.

At August 31, 2005, the Company has available unused Canadian net operating losses of approximately $189,000 that may be applied against future taxable income.  These losses, if unutilized, will expire between 2006 and 2009.

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

AUGUST 31, 2005

7.

BANK INDEBTEDNESS

	2005	2004

Demand loan	$ 2,077,063	$ 6,249,552

The bank indebtedness is secured by an assignment of accounts receivable and inventory.  Interest is calculated at either prime or the LIBOR rate plus 190 basis points.  The weighted average interest rate for the year was 5.99% (2004 – 3.52%).

8.

NOTES PAYABLE

	2005	2004

Note payable bore interest at the U.S. prime rate plus 2% per annum and was due on March 15, 2005 or on demand thereafter	$ -	$ 1,499,291

Note payable bore interest at the U.S. prime rate plus 2% per annum and was due on March 15, 2005 or on demand thereafter	-	400,000

	$ -	$ 1,899,291

The notes were due to the former shareholders of Greenwood for the inventory purchases completed during fiscal 2003.  During the fourth quarter of fiscal 2005 these notes were paid off by making a deposit to the former shareholders of Greenwood for the full balance of the loans payable, as computed by the Company (Note 14).

9.

PROMISSORY NOTE

	2005	2004

Due June 15, 2010, bearing interest at 6.52% per annum, blended monthly payments of $16,601	$ 2,197,079	$ -

Less current portion	(56,000)	-

Long term portion	$ 2,141,079	$ -

The promissory note is secured by the property located in North Plains, Oregon.

The aggregate principal repayments required in each of the next five years, assuming the note is renewed under similar terms and conditions, will be as follows:

2006	$ 56,000
2007	60,000
2008	64,000
2009	68,000
2010	73,000

At June 15, 2010, the amount of principal at renewal will be approximately $1,876,000.

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

AUGUST 31, 2005

10.

CAPITAL STOCK

Common stock

Holders of common stock are entitled to one vote for each share held.  There are no restrictions that limit the Company's ability to pay dividends on its common stock.  The Company has not declared any dividends since incorporation.

On August 25, 2005, the Company received $117,500 for a subscription in advance for 52,500 common shares that were issued subsequent to year end upon the exercise of stock options.

On September 30, 2004, the Company issued 14,000 common shares for the ESOP with a fair value of $81,340.

On December 31, 2003, the Company issued 6,000 common shares upon the exercise of stock options for cash proceeds of $26,473.

On February 28, 2003, the Company implemented a 3:2 stock split on its common shares.  At that date, the number of common shares outstanding increased from 1,025,605 common shares to 1,538,408 common shares.  All share and per share amounts have been restated to give retroactive recognition to the stock split for all periods presented.

On November 20, 2002, the Company issued 7,083 common shares (10,625 post 3:2 stock split) upon the exercise of ESOP stock options for cash proceeds of $58,789.

Treasury stock

Treasury stock is recorded at cost.  There were no transactions with respect to treasury stock during the years ended August 31, 2005 and August 31, 2004.  During the year ended August 31, 2003, the Company repurchased 8,800  (11,500 post 3:2 stock split) shares at an aggregate cost of $66,359.

During the fiscal year 2003, the Company cancelled 78,550 common shares with an average cost of $323,631.  The premium paid to acquire these shares over their book value in the amount of $228,082 was recorded as a decrease to retained earnings.

11.

STOCK OPTIONS

The Company has a stock option program under which stock options to purchase securities from the Company can be granted to directors and employees of the Company on terms and conditions acceptable to the regulatory authorities of Canada, notably the Toronto Stock Exchange ("TSX"), the Ontario Securities Commission and the British Columbia Securities Commission.

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

AUGUST 31, 2005

11.

STOCK OPTIONS (cont’d…)

Under the stock option program, stock options for up to 10% of the number of issued and outstanding common shares may be granted from time to time, provided that stock options in favour of any one individual may not exceed 5% of the issued and outstanding common shares.  No stock option granted under the stock option program is transferable by the optionee other than by will or the laws of descent and distribution, and each stock option is exercisable during the lifetime of the optionee only by such optionee.

The exercise price of all stock options, granted under the stock option program, must be at least equal to the fair market value (subject to regulated discounts) of such common shares on the date of grant. Proceeds received by the Company from exercise of stock options are credited to capital stock.

At August 31, 2005, employee incentive stock options were outstanding enabling the holders to acquire the following number of shares:

Number of Shares	Exercise Price	Expiry Date

105,000	Cdn$ 2.83	August 6, 2006 (52,500 exercised subsequent to year end)

Following is a summary of the status of the plan during the years ended August 31, 2005, 2004 and 2003:

	Number of Shares	Weighted Average Exercise Price

Outstanding at August 31, 2003 and 2002	123,000	Cdn $ 3.25
Expired	(12,000)	Cdn (5.70)
Exercised	(6,000)	Cdn (5.70)
Outstanding at August 31, 2004 and 2005	105,000	Cdn $ 2.83

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

AUGUST 31, 2005

11.

STOCK OPTIONS (cont’d…)

Following is a summary of the status of options outstanding at August 31, 2005:

	Outstanding Options			Exercisable Options
Exercise Price	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

Cdn $2.83	105,000	0.93	Cdn$ 2.83	105,000	Cdn$ 2.83

No stock based compensation was recorded during fiscal 2005 or 2004.  During the year ended August 31, 2003, a recovery of stock-based compensation of $19,376 was recorded as a result of the annual recalculation of the options that were repriced during the year ended August 31, 2002.

The weighted average estimated fair value of stock options granted or repriced during the years ended August 31, 2005, 2004 and 2003 were Cdn$Nil, Cdn$Nil, and Cdn$Nil per share, respectively, as there were no options granted or repriced during those years.

12.

EMPLOYEE STOCK OWNERSHIP PLAN

The Company sponsors an ESOP that covers all U.S. employees who are employed by the Company on August 31 of each year and who have at least one thousand hours with the Company in the twelve months preceding that date.  The ESOP grants to participants in the plan certain ownership rights in, but not possession of, the common stock of the Company held by the Trustee of the Plan.  Shares of common stock are allocated annually to participants in the ESOP pursuant to a prescribed formula.  The Company accounts for its ESOP in accordance with Statement of Position 93-6 “Employers' Accounting for Employee Stock Ownership Plans”.  The Company records compensation expense based on the market price of the Company shares when they are allocated.  Any dividends on allocated ESOP shares are recorded as a reduction of retained earnings.  ESOP compensation expense was $ 182,141, $143,220 and $143,050 for the years ended August 31, 2005, 2004 and 2003, respectively, and is included in wages and employee benefits.  The ESOP shares as of August 31 were as follows:

	2005	2004	2003

Allocated shares	267,323	272,089	245,375

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

AUGUST 31, 2005

13.

PENSION AND PROFIT-SHARING PLANS

The Company has a deferred compensation 401(k) plan for all employees with at least six months of service.  The Company matches all 401(k) contributions for eligible employees.  For the years ended August 31, 2005, 2004 and 2003, the contributions to the pension and profit sharing plan were $64,863, $68,142 and $69,754, respectively.  The Company contributes 3% of the first $100,000 of eligible compensation.

14.

CONTINGENT LIABILITIES AND COMMITMENTS

a)

During fiscal 2002, the Company entered into a purchase agreement to acquire inventory over a 15 month period with an initial estimated value of $7,000,000 from Greenwood.  During the year ended August 31, 2003, the Company completed the final phase of the inventory acquisition.  As partial consideration for the purchase of the inventory the Company issued two promissory notes, based on its understanding of the value of the inventory purchased.  The Company is currently in dispute with the holders of the note as to the final amounts owing, and believes that there are no further amounts owing. In the event that resolution of the dispute results in a change to the promissory notes, any gain or loss will be recognized in the period that the final determination of the amount is made. However, any potential change is currently not determinable at this time.

b)

The Company leases office premises pursuant to an operating lease which expires in January 2006.  For the years ended August 31, 2005, 2004 and 2003, rental expense was $188,627, $181,796, and $180,812 respectively.

Future minimum annual lease payments are as follows:

Fiscal 2006	$ 71,500

c)

At August 31, 2005 and 2004, the Company had an un-utilized line-of-credit of approximately $5,720,000 and $1,550,000, respectively (Note 8).  The line-of-credit has certain financial covenants. The Company is in compliance with these covenants.

15.

SEGMENT INFORMATION

The Company has four principal reportable segments: the sale of lumber and building materials to home improvements centres in the United States; the processing and sale of industrial products to original equipment manufacturers in the United States; the sale of pneumatic air tools and industrial clamps in the United States; and the processing and sale of agricultural seeds in the United States.

These reportable segments were determined based on the nature of the products offered.  Reportable segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.  The Company evaluates performance based on several factors, of which the primary financial measure is business segment income before taxes.  The following tables show the operations of the Company's reportable segments.

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

AUGUST 31, 2005

15.

SEGMENT INFORMATION (cont’d...)

Following is a summary of segmented information for the years ended August 31:

	2005	2004	2003

Sales to unaffiliated customers:
Lumber and building materials	$ 13,328,794	$ 12,764,651	$ 7,063,507
Industrial tools	1,083,180	1,000,135	878,966
Industrial wood products	55,381,407	52,724,000	44,195,963
Seed processing and sales	4,824,080	4,846,341	3,230,151

	$ 74,617,461	$ 71,335,127	$ 55,368,587

Income (loss) from operations:
Lumber and building materials	$ (156,902)	$ (581,070)	$ (124,928)
Industrial tools	120,238	89,941	103,362
Industrial wood products	1,625,143	1,668,685	730,781
Seed processing and sales	(9,629)	91,741	46,114
General corporate	(52,968)	(50,123)	(16,003)

	$ 1,525,882	$ 1,219,174	$ 739,326

Identifiable assets:
Lumber and building materials	$ 6,136,133	$ 5,571,313	$ 7,027,843
Industrial tools	98,806	92,541	95,885
Industrial wood products	9,634,991	12,997,448	9,177,682
Seed processing and sales	1,467,309	1,255,379	2,201,094
General corporate	201,119	9,302	10,121

	$ 17,538,358	$ 19,925,983	$ 18,512,625

Depreciation:
Lumber and building materials	$ 166,149	$ 134,393	$ 126,254
Industrial wood products	73,288	81,540	75,882
Seed processing and sales	137,861	137,000	130,987

	$ 377,298	$ 352,933	$ 333,123

Capital expenditures:
Lumber and building materials	$ 48,474	$ 470,166	$ 23,990
Industrial wood products	18,526	54,867	3,942
Seed processing and sales	6,170	33,863	29,620

	$ 73,170	$ 558,896	$ 57,552

Interest expense:
Lumber and building materials	$ 345,591	$ 391,246	$ 346,030

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

AUGUST 31, 2005

15.

SEGMENTED INFORMATION (cont'd…)

During the year ended August 31, 2005 the Company made sales of $9,834,561 to a customer of the industrial wood products segment which was in excess of 10% of total sales for the year.

During the year ended August 31, 2004 the Company made sales of $9,272,248 to a customer of the industrial wood products segment which was in excess of 10% of total sales for the year.

During the year ended August 31, 2003, the Company made sales of $6,030,350 to a customer of the industrial wood products segment which was in excess of 10% of total sales for the year.

16.

CONCENTRATIONS

Credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.  The Company places its cash and cash equivalents with high quality financial institutions and limits the amount of credit exposure with any one institution.  The Company has concentrations of credit risk with respect to accounts receivable as large amounts of its accounts receivable are concentrated geographically in the United States amongst a small number of customers.  At August 31, 2005 and 2004, no customers accounted for accounts receivable greater than 10% of total accounts receivable.  The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.  The Company performs credit evaluations of its commercial customers but generally does not require collateral to support accounts receivable.

Volume of business

The Company has concentrations in the volume of purchases it conducts with its suppliers. For the year ended August 31, 2005 there were two suppliers that accounted for greater than 10% of total purchases with the aggregate purchases amounted to $13,654,592.  For the year ended August 31, 2004, there were no suppliers that accounted for purchases greater than 10% of total purchases.   For the year ended August 31, 2003, the Company had one supplier totalling $6,486,756 that accounted for purchases greater than 10% of total purchases in the industrial wood products segment.

17.

SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

	2005	2004	2003

Cash paid during the year for:
Interest	$ 345,591	$ 391,246	$ 346,030
Income taxes	$ 467,610	$ 411	$ 510,446

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

AUGUST 31, 2005

17.

SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS (cont’d…)

The significant non-cash transaction during the year ended August 31, 2005 was the issuance of 14,000 common shares for the ESOP with a fair value of $81,340.

There were no significant non-cash transactions during the year ended August 31, 2004.

Significant non-cash transactions during the year ended August 31, 2003:

i)

The Company acquired inventory in the amount of $2,119,506 and a note receivable in the amount of $142,449 by issuing notes payable in the amount of $2,261,955.

ii)

The Company cancelled 78,550 treasury shares.  The difference between the original cost and purchase price of $228,082 was applied against retained earnings as a premium relating to cancellation of share capital.

18.

SUBSEQUENT EVENT

The Company has filed a registration statement whereby it proposes to raise up to $5,000,000 by issuing 500,000 common shares at $10.00 a share.  The offering is subject to approval of the registration statement with the Securities and Exchange Commission.

The Company issued 52,500 common shares pursuant to the exercise of stock options of which the proceeds of $117,500 were received prior to August 31, 2005.

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Stockholders and Directors of

Jewett-Cameron Trading Company Ltd. and Subsidiaries

Our report on the consolidated financial statements of Jewett-Cameron Trading Company Ltd. and Subsidiaries is included in this Form 10-K.  In connection with our audits of such consolidated financial statements, we have also audited the related consolidated financial statement schedule listed in the index of this Form 10-K.

In our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly the information required to be included therein.

Vancouver, Canada	Chartered Accountants

October 28, 2005

JEWETT-CAMERON TRADING COMPANY LTD. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENT SCHEDULE

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

AUGUST 31, 2005

	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Deductions Credited to Costs and Expenses	Deductions from Reserves	Balance at End of Year

August 31, 2003

Allowance deducted from related balance sheet account:
Accounts receivable	$ 310,000	$ -	$ -	$ 310,000	$ -

Deferred tax valuation account	186,719	-	-	101,392	85,327

August 31, 2004

Allowance deducted from related balance sheet account:
Inventory	$ -	$ 41,971	$ -	$ -	$ 41,971

Deferred tax valuation account	85,327	-	30,735	-	54,592
August 31, 2005

Allowance deducted from related balance sheet account:
Inventory	$ 41,971	$ -	$ -	$ -	$ 41,971

Deferred tax valuation account	54,592	11,801	-	66,393

#

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 12. Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the common shares being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, and the National Association of Securities Dealers, Inc.

Filing Fee—Securities and Exchange Commission	$293

Fee—National Association of Securities Dealers	-0-
Fees and Expenses of Counsel	xxxxx[1]
Printing Expenses	2,500*
Fees and Expenses of Accountants	10,000*
Blue Sky Fees and Expenses	5,000*
Transfer Agent Fees and Expenses	5,000
Miscellaneous Expenses	5,000*

Total	$125,000

•

All expenses are estimated except the Commission filing fee.

[1] For purposes of Item 509, of Regulation S-K, Counsel retains a contingent interest for options to acquire approximately 15,000 shares of Common Stock of our Company, for certain legal services on behalf of us.

Item 14. Indemnification of Directors and Officers

Our articles of Incorporation provide that, pursuant to British Columbia law, each director shall not be liable for monetary damages for breach of the directors’ fiduciary duty as a director to the Company and its stockholders.  In addition, our bylaws provide that we   will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law.

Our Articles of Incorporation provide that no officer or director will be personally liable to us or any stockholder for damages for breach of fiduciary duty as a director or officer, except for (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of dividends in violation of the Corporation Law.  If the Corporation Law is amended or interpreted to eliminate or limit further the personal liability of directors or officers, then the liability to the full extent then so permitted.  There provisions in the Articles of Incorporation do not eliminate the fiduciary duties of the directors and officers and, in appropriate circumstances, equitable remedies such as injunctive relief or other forms of non-monetary relief will remain available under Oregon law.  In addition, these provisions do not affect responsibilities imposed under any other law, such as the federal securities laws or state or federal environmental laws.

Our Bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted under British Columbia Law.  We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

We believe that these provisions of the Articles of Incorporation and Bylaws and the indemnification agreements are necessary to attract and retain qualified persons as directors and officers.  Insofar as indemnification pursuant to the foregoing provisions against liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the Securities and Exchange Commission (the “Commission”), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

Since August 1, 1999, we have not sold any securities. We have issued securities in the following situations:

On 10/24/2002, we issued 19,290 common shares (post split) for a private placement for cash proceeds of $106,100. We relied on the exemptions from registration under Regulation S for the private placement of securities to only Canadian residents.  The proceeds were used for working capital.

Effective 12/31/2003, we issued 6,000 common shares pursuant to the exercise of 6,000 stock options for cash proceeds of $26,473.  We relied on the exemptions from registration under Regulation S for the private placement of securities to only Canadian residents.  The proceeds were used for working capital.

During Fiscal 2005/2004/2003/2002, We issuednil,  nil, 7,083,shares, respectively pursuant to its funding of the ESOP.   The foregoing transactions did not involve any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transactions were exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof, as a transaction by an issuer not involving a public offering. The recipients of securities in the transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transaction.

Item 16. Exhibits and Financial Statement Schedules

3.1 Certificate of Incorporation

3.2 By-Laws

4.1 Specimen Certificate of Common Stock

4.2  Other Material Contracts

4.3 Form of Subscription Agreement

4.4  Select Dealer’s Agreement

5.1 Opinion of Counsel *

5.2 Opinion of Counsel *

23.1 Accountant's Consent to Use Opinion

23.2 Counsel's Consent to Use Opinion  *

23.3 Counsel's Consent to Use Opinion  *

	24.1	Power of Attorney (included as part of the signature pages for certain directors except as otherwise filed herein)
99.1	Form F-N*

* To be filed via amendment

Item 17. Undertakings

(a) Rule 415 Offering.

            The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form S-8 (§239.16b of this chapter) or Form F-3 (§239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of North Plains, State of Oregon, on December 15, 2005.

.

JEWETT-CAMERON TRADING COMPANY LTD.

By: /s/ Donald M. Boone

President, Principal Executive Officer, CEO

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Donald M. Boone, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, therewith, with the Securities and Exchange Commission, and to  make any and all state securities law or Blue Sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature

Date

Title

/s/ Donald M. Boone	December 18, 2005	President, CEO, Principal Executive Officer, Director

/s/ Michael C. Nasser	December 18, 2005	Secretary

/s/ Donald M. Boone	December 18, 2005	Principal Accounting Officer/Principal Financial Officer

/s/ Alexander Korelin	December 18, 2005	Director
/s/ James Schjelderup	December 18, 2005	Director
/s/ Ted Sharp	December 18, 2005	Director

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